UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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TIMKENSTEEL CORPORATION

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CLEARLY DRIVEN

TIMKENSTEEL

TIMKENSTEEL CORPORATION
CANTON, OHIO U.S.A.

Notice of 2019 Annual Meeting of Shareholders and Proxy Statement

Dear shareholders,

TimkenSteel welcomes you to attend its 2019 annual meeting of shareholders, at 10 a.m. local time on May 7, 2019, at our corporate headquarters in Canton, Ohio. We will consider matters that are important to our company and to you, our investors.

For the third consecutive year, TimkenSteel’s earnings continued on an upward trajectory. Net sales, gross profit and sales of our most profitable products continued to climb. We also marked record safety performance in our operations.

Sharp demand changes and unplanned maintenance resulted in some inefficiencies that affected on-time delivery to our customers and, combined with inflation in our supply chain, impacted financial performance for the year. We corrected these issues by year-end, but the impact of production challenges masked some of the positive structural changes we made. However, the strategies that delivered new business at higher margins and a richer product mix have positioned the company well for sustainable performance.

Our pay-for-performance compensation plans operated as intended. Basic profitability and cash metrics limited variable compensation across the organization, beginning with executive compensation paying well-below target. One smaller metric in our annual plan, which incentivized sales of our most profitable products, helped drive behavior that improved product mix and price and offset some of the negative factors we faced in the year. The progress we made laid a strong foundation for 2019 and beyond.

We are clearly driven to innovate, to thrive and to win. We enter 2019 with a focus on sustainable and profitable growth; on efficient use of managed working capital and free cash flow generation; on excellence in customer service, quality and process execution; and on being a safe and rewarding place to work. This is our mission for our future. This is how we’re driving for success at TimkenSteel.

Thank you for your ongoing support. We value your feedback and look forward to continued dialogue.

Sincerely,

Tim Timken Chairman, Chief Executive Officer and President

March 20, 2019

Enclosure

Notice of annual meeting

of shareholders

Annual meeting information

Date: May 7, 2019

Time: 10 a.m. Eastern time

Place: 1835 Dueber Ave., S.W., Canton, Ohio 44706

Record date: March 1, 2019

Agenda

1.	Election of the following directors to serve a three-year term expiring at the 2022 annual meeting: Diane C. Creel, Donald T. Misheff, Ronald A. Rice and Marvin A. Riley

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2019

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers

Admission to the meeting

Only holders of TimkenSteel common shares or their authorized representatives may attend the meeting.

If your shares are held through a broker, bank or some other nominee, you will need to present proof of your ownership as of the record date, March 1, 2019, for your admission to the meeting. Proof of ownership could include a proxy card or a letter from your bank or broker.

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 20, 2019.

March 20, 2019

Frank A. DiPiero

Executive Vice President, General Counsel and Secretary

Your vote is important

Please vote as soon as possible.

Whether or not you plan to attend the 2019 annual meeting of shareholders in person, please sign and date the enclosed proxy card and return it in the postage-paid envelope provided. Or, vote your shares electronically through the internet or by telephone.

How to vote:

Online: www.cesvote.com
Phone: 1-888-693-8683
Mail: Sign, date and return your proxy card in the enclosed envelope
In-person: Attend the annual meeting and vote in person
Additional voting instructions are provided in this proxy statement and on the accompanying proxy card.

Important notice regarding the availability of proxy materials for the 2019 annual meeting of shareholders to be held on May 7, 2019: This proxy statement and our 2018 annual report to shareholders are available free-of-charge on the following website: www.ReadMaterial.com/TMST. Directions to the annual meeting are posted on the investor page of our website at http://investors.timkensteel.com.

Proxy summary

This summary highlights information contained elsewhere in this proxy statement and contains only a portion of the information you should consider. You should read the entire proxy statement carefully before voting.

Our annual meeting

Date and time	Record date	Place	Who can vote
May 7, 2019 10 a.m. Eastern time	March 1, 2019	TimkenSteel Corporation 1835 Dueber Ave., S.W., Canton, Ohio 44706	Shareholders of record of common shares at the close of business on March 1, 2019

Item	Proposals	Board vote recommendations	Page #
1	Election of four directors to serve a three-year term expiring at the 2022 annual meeting	FOR each director nominee	9
2	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2019	FOR	29
3	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR	31

Director nominees — term to expire in 2022

Name	Age	Director since	Principal occupation	Independent	Current committee memberships			Other public company boards

					Audit	Compensation	Nominating and Corporate Governance

Diane C. Creel	70	2014	Retired Chairman, Chief Executive Officer and President of Ecovation Inc.	●		Chairperson		2

Donald T. Misheff	62	2014	Retired Managing Partner of Ernst & Young	●	Chairperson			2

Ronald A. Rice	56	2015	Retired President and Chief Operating Officer of RPM International Inc.	●		●	●	0

Marvin A. Riley	44	2018	Chief Operating Officer of EnPro Industries, Inc.	●	●			0

2019 PROXY STATEMENT	1

Diverse board skills and composition

Members of TimkenSteel’s Board of Directors possess a broad and diverse mix of executive leadership, strategic, financial, human resources and industry experience and skills that enables them to effectively oversee the management of the business and drive strategy that creates long-term, sustainable shareholder value.

2	2019 PROXY STATEMENT

Commitment to ethics and corporate governance

TimkenSteel’s Board of Directors is committed to good corporate governance, as it promotes the long-term interests of shareholders, strengthens Board and management accountability and builds public trust in the company. The “Corporate governance” section of this proxy statement describes our governance framework, which includes the following highlights:

✓ Lead independent director	✓ Anti-hedging and anti-pledging policies
✓ All directors, other than Mr. Timken, are independent	✓ Comprehensive director and employee code of conduct and ethics and compliance program
✓ Independent Audit, Compensation and Nominating and Corporate Governance Committees	✓ Commitment to sustainability and the community
✓ Annual Board and committee evaluations	✓ Robust share ownership and holding requirements for executive officers and directors
✓ Regular executive sessions of independent directors at both Board and committee meetings	✓ Majority voting policy in uncontested elections of directors
✓ Risk oversight by the full Board of Directors and its committees, under Audit Committee guidance	✓ Related-party transactions approval policy
✓ Two designated financial experts on Board of Directors	✓ Annual review by Board of Directors of succession plans for CEO and key executives

Improving performance

Safest year on record	Improved on-time delivery to 90% by year end	Reduced greenhouse gas emissions by 2%

All TimkenSteel manufacturing plants now ISO 14001 environmental management system certified

2019 PROXY STATEMENT	3

(1)	Net loss includes a loss from the remeasurement of benefit plans of $79.7M in 2016, $21.8M in 2017 and $43.5M in 2018.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable financial measures.

4	2019 PROXY STATEMENT

Aligning pay with performance

Our compensation objectives and philosophy

At TimkenSteel, we believe in rewarding employees, including our named executive officers (NEOs), for helping us achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, our executive compensation program is designed to align our executives’ interests with those of our shareholders; to reward leaders for strong business results; and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓  Recognizes people are our strongest asset

✓  Rewards results linked to short- and long-term performance (pay-for-performance)

✓  Positions pay affordably and competitively in the marketplace

✓  Drives a focus on increasing shareholder value

Ward J. “Tim” Timken, Jr. Chairman, CEO and President
Frank A. DiPiero Executive Vice President, General Counsel and Secretary	NEOs of TimkenSteel for 2018	Kristopher R. Westbrooks Executive Vice President and Chief Financial Officer

William P. Bryan Executive Vice President, Manufacturing and Supply Chain		Thomas D. Moline, Executive Vice President, Commercial Operations
Christopher J. Holding Former Executive Vice President and Chief Financial Officer*

*

Christopher J. Holding terminated employment with the company on September 23, 2018, and Kristopher R. Westbrooks was appointed as Executive Vice President and Chief Financial Officer effective September 24, 2018.

2018 Target pay mix

2019 PROXY STATEMENT	5

CEO aggregate compensation

As reflected in the following table, realizable pay for our CEO in the aggregate for the four full years TimkenSteel has been an independent company has been significantly below target, with actual aggregate “realizable” pay at 29 percent of the target pay established by our Compensation Committee. See “Compensation discussion and analysis – Analysis of 2018 compensation – CEO compensation” for additional information.

6	2019 PROXY STATEMENT

Pay and performance at a glance

We pay for performance, and our incentive compensation plans operated as intended across the organization in 2018. Payouts were well-below target as earnings before interest and taxes divided by beginning invested capital (EBIT/BIC) and cash flow results, which comprise the majority of our annual incentive plan opportunity, were impacted by unanticipated operational challenges. At the same time, we had very strong performance on our “key process path sales” — the sales of our most profitable products — which resulted in improved product mix and price and offset some of the unanticipated operational challenges. Overall, performance in 2018 resulted in a payout of 58% of target under the annual incentive plan. Additionally, participants in our long-term incentive plan forfeited the outstanding performance shares scheduled to vest for the 2016-2018 and 2017-2018 performance periods due to cumulative operating cash flow falling below threshold performance for each performance period.

2018 Annual incentive plan					2016-2018 Performance shares	2017-2018 Performance shares
	EBIT/BIC	Cash flow	Key process path sales		Cumulative cash flow	Cumulative cash flow
Weighting	60%	15%	25%	Weighting	100%	100%
Performance target	8.4%	$40M	$654M	Performance target	$150M	$65M
Result	4.0%	$(20)M	$725M	Result	$24M	$0.6M
Metric performance	22.7%	0%	178.4%	Metric performance	0%	0%
Payout percentage	13.6%	0%	44.6%	Payout percentage	0%	0%

Total realizable compensation

The actual realizable compensation as compared to target compensation for our NEOs reflects performance that did not meet the targets for 2018, resulting in a payout of 58% of target on our 2018 annual incentive plan and the cancellation of all performance shares scheduled to vest for the 2016-2018 and 2017-2018 performance periods. The NEOs were paid accordingly, except for the CEO. Despite year-over-year improvements in profitability and strong performance in the key process paths metric, the Compensation Committee felt it was appropriate to reduce the CEO’s award by 50% in recognition of the shortfall against expectations in both the profit and cash flow metrics.

Named executive officer	Title	2018 Target compensation	2018 Realizable compensation	Percent of target realizable

Ward J. “Tim” Timken, Jr.	Chairman, CEO and President	$5,155,352	$2,830,470	55%
Kristopher R. Westbrooks*	EVP and Chief Financial Officer	$294,799	$199,813	68%
Frank A. DiPiero	EVP, General Counsel and Secretary	$1,074,020	$752,539	70%
Thomas D. Moline	EVP, Commercial Operations	$698,023	$504,302	72%
William P. Bryan	EVP, Manufacturing and Supply Chain	$698,023	$514,678	74%
Christopher J. Holding^	Former EVP and Chief Financial Officer	$1,102,224	$1,658,062	150%

*	Mr. Westbrooks was hired in September 2018, which is reflected in both his target and realizable compensation for the year.

2019 PROXY STATEMENT	7

^

Mr. Holding terminated employment with the company in September 2018. Realizable compensation for 2018 includes compensation paid to Mr. Holding in accordance with the terms of a severance agreement previously entered into by Mr. Holding and the company. See “Compensation of executive officers – Potential payments upon termination or change in control” for additional information.

Listening to our shareholders

In 2018, shareholders approved the compensation of our NEOs with approximately 80% of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered shareholder feedback and evaluated market data in their annual review of executive compensation plans and made changes to those plans for 2019 that include extending the performance period for certain of our long-term incentive awards from two years to three years and changing CEO target pay. See “Compensation discussion and analysis — Executive summary — 2018 say-on-pay vote and 2019 executive compensation changes” for additional information.

8	2019 PROXY STATEMENT

Proposal 1

Election of directors

The company has 11 members on its Board of Directors. Our Board is divided into three classes for purposes of election, with three-year terms of office ending in successive years.

The Board of Directors has nominated the following individuals for election as directors at the 2019 annual meeting of shareholders, to serve for a term of three years expiring at the 2022 annual meeting of shareholders (or until their respective successors are elected and qualified): Diane C. Creel, Donald T. Misheff, Ronald A. Rice and Marvin A. Riley. Each of the nominees currently serves as a director and has agreed to continue his or her service if elected. Biographical information on each of the nominees and a description of his or her qualifications to serve as a director, as well as similar information about the other directors, is provided in the pages that follow.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than four nominees.

Directors are elected by a plurality of the votes cast. The four nominees receiving the greatest number of votes will be elected.

Pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of TimkenSteel common shares are entitled to cast one vote for each share held on the record date for up to four nominees for director. A shareholder may not cumulate his or her shares in voting for director nominees. For example, a shareholder who owns 100 TimkenSteel common shares may vote 100 shares for each of four nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, or vote for more than four nominees.

Shares represented by proxy will be voted FOR these nominees unless specified otherwise in the voting instructions.

Your Board of Directors recommends a vote for these nominees

2019 PROXY STATEMENT	9

Our knowledgeable Board of Directors

Members of the TimkenSteel Board of Directors have diverse skills, qualifications and experiences that enable them to effectively oversee the management of the company’s business and affairs. These directors represent the interests of TimkenSteel’s stakeholders and help to drive strategic decisions for the company’s long-term success.

	CEO or chairperson experience	Finance/ accounting/ capital markets	Human resources/ executive compensation/ labor	Relevant industry/ end market experience	Public company board and corporate governance	Corporate development/ mergers and acquisitions	International operations	Manufacturing and technology	Environmental and safety

Joseph A. Carrabba	●		●	●	●	●	●	●	●

Phillip R. Cox	●	●	●	●	●	●	●	●	●

Diane C. Creel	●		●	●	●	●	●	●	●

Terry L. Dunlap		●	●	●	●	●	●	●	●

Randall H. Edwards	●		●	●		●	●	●

Donald T. Misheff	●	●		●	●	●	●	●

John P. Reilly	●	●	●	●	●	●	●	●	●

Ronald A. Rice		●	●	●	●	●	●	●	●

Marvin A. Riley		●	●	●	●	●	●	●	●

Ward J. “Tim” Timken, Jr.	●		●	●	●	●	●	●

Randall A. Wotring		●	●	●	●	●	●	●	●

Biographical information for each of the nominees for election and the other continuing directors with unexpired terms of office is provided on the following pages. All information is as of March 1, 2019, unless otherwise indicated.

10	2019 PROXY STATEMENT

Nominees for election to serve a three-year term expiring at the 2022 annual meeting of shareholders

Diane C. Creel

Age: 70

Term: Expires in 2019; director since 2014

Committee: Compensation (Chairperson)

Other public company boards: Ms. Creel has been a director of Allegheny Technologies Incorporated (ATI) since 1996 and EnPro Industries, Inc. since 2009. She was formerly a director of Goodrich Corporation, URS Corporation and The Timken Company.

Business experience: Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc., a waste stream technology company using patented technologies, until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003.

Donald T. Misheff

Age: 62

Term: Expires in 2019; director since 2014

Committee: Audit (Chairperson)

Other public company boards: Mr. Misheff has been a director of FirstEnergy Corp. since 2012 and Trinseo S.A. since 2015.

Business experience: Mr. Misheff was Managing Partner of the northeast Ohio offices of Ernst & Young LLP, a public accounting firm, from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978 and has more than 30 years of experience in taxation and in performing, reviewing and overseeing financial statement audits for a wide range of public companies and advising those companies on financial and corporate governance issues.

Ronald A. Rice

Age: 56

Term: Expires in 2019; director since 2015

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Rice retired in 2018 from his position as President and Chief Operating Officer of RPM International Inc. (a manufacturer of specialty coatings, sealants and building materials and provider of related services for industrial and consumer markets globally), a position he had held since 2008. Previously, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm, known today as Willis Towers Watson, in 1985.

2019 PROXY STATEMENT	11

Marvin A. Riley

Age: 44

Term: Expires in 2019; director since 2018

Committee: Audit

Other public company boards: None

Business experience: Mr. Riley is Chief Operating Officer of EnPro Industries, a leader in sealing products, metal polymer and filament-wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications in industries worldwide. Previously, Mr. Riley served in various leadership positions at EnPro, including as President of its Fairbanks Morse division, focused on marine engines and power generation; Vice President of its manufacturing function; Vice President of Americas; and head of global operations for its GGB Bearing Technology division. Prior to joining EnPro, Mr. Riley served in leadership roles at General Motors Corporation, working within the vehicle manufacturing group.

Continuing directors

Joseph A. Carrabba

Age: 66

Term: Expires in 2021; director since 2014

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: Mr. Carrabba has been a director of Newmont Mining Corporation since 2007, Aecon Group Inc. since 2013 and Niocorp Developments Ltd. since 2014. Mr. Carrabba formerly was a director of Cliffs Natural Resources, KeyBank Corporation, Lithium X Energy Corp and Fura Gems Inc.

Business experience: Until September 2018, Mr. Carrabba served as the President and Chief Executive Officer of Ram River Coal Corporation, a Canadian company holding a 100% interest in property that contains two well-defined metallurgical coal deposits in Alberta, Canada, a position which he had held since 2017. Until April 2018, Mr. Carrabba also served as Chief Executive Officer and President of Irati Energy Corporation, an oil and gas exploration company focused on southern Brazil oil shale development projects, a position he had held since April 2016. Previously, Mr. Carrabba served as Chairman, Chief Executive Officer and President of Cliffs Natural Resources Inc., an international mining and natural resources company, from 2005 until his retirement in 2013. Prior to joining Cliffs Natural Resources in 2005, Mr. Carrabba served for more than 20 years in a variety of leadership capacities at Rio Tinto, a global mining company, at locations worldwide, including the United States, Asia, Australia, Canada and Europe.

Phillip R. Cox

Age: 71

Term: Expires in 2021; director since 2014

Committee: Audit

Other public company boards: Mr. Cox has been a director of Cincinnati Bell since 1993, Touchstone Mutual Funds since 1994 and Diebold Nixdorf since 2005. Mr. Cox formerly was a director of The Timken Company.

Business experience: Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation, a financial services company that he founded, for more than 45 years.

12	2019 PROXY STATEMENT

Terry L. Dunlap

Age: 59

Term: Expires in 2021; director since 2015

Committee: Audit

Other public company boards: Mr. Dunlap has been a director of Matthews International Corporation since 2015.

Business experience: Mr. Dunlap is the principal at Sweetwater LLC, a consulting and investing business with a focus on manufacturing and technology. Previously, Mr. Dunlap spent 31 years with Allegheny Technologies Incorporated (ATI), a diversified specialty metals producer, where he held numerous positions in sales, marketing, manufacturing, supply chain, logistics and information technology. He served as Executive Vice President of ATI’s flat-rolled products group from 2011 until his retirement in December 2014. He also was President of ATI Allegheny Ludlum from 2002 to 2014 and served on the boards of two ATI joint venture companies.

Randall H. Edwards

Age: 60

Term: Expires in 2020; director since 2015

Committee: Audit

Other public company boards: None

Business experience: Mr. Edwards has been President and Chief Executive Officer of Premier Pipe, LLC, a leader in the supply and management of engineered premium oil country tubular goods, since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. From 1999 to 2014, Mr. Edwards held various positions with NOV Grant Prideco, a leading supplier of oil field drill stem components, including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed oil country tubular goods and the company’s drill pipe product line.

John P. Reilly

Age: 75

Term: Expires in 2021; director since 2014

Committees: Audit; Nominating and Corporate Governance (Chairperson)

Other public company boards: Mr. Reilly was formerly a director of The Timken Company, Exide Technologies and Material Sciences Corporation.

Business experience: Mr. Reilly served as Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, from 1995 until 1998. He has more than 30 years of experience in the automotive industry, where he served as President and Chief Executive Officer of several automotive suppliers, including Stant Corporation and Tenneco Automotive. He also held leadership positions at Chrysler Corporation and Navistar International and served as President of Brunswick Corporation.

2019 PROXY STATEMENT	13

Ward J. “Tim” Timken, Jr.

Age: 51

Term: Expires in 2020; director since 2014

Committees: None

Other public company boards: Mr. Timken has been a director of The Timken Company since 2002.

Business experience: Mr. Timken is Chairman, Chief Executive Officer and President of TimkenSteel Corporation, a role he assumed upon the spinoff of TimkenSteel from The Timken Company in June 2014. Prior to being named to his current role, Mr. Timken served as a director of The Timken Company beginning in 2002 (a position which he still holds) and as chairman of the board of directors of The Timken Company from 2005 until mid-2014. Previously, Mr. Timken was President of The Timken Company’s steel business from 2004 to 2005 and Corporate Vice President of The Timken Company from 2000 to 2003, and he held key leadership positions in The Timken Company’s European and Latin American businesses from 1992 to 2000. Prior to joining The Timken Company, Mr. Timken opened and managed the Washington, D.C., office of McGough & Associates, a Columbus, Ohio-based government affairs consulting firm.

Randall A. Wotring

Age: 62

Term: Expires in 2020; director since 2014

Committees: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Wotring is Chief Operating Officer of AECOM Technology Corporation, a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world, a position he has held since July 2017. He previously served as President, Technical and Operational Services of AECOM from July 2016 until July 2017; as President, Management Services of AECOM from October 2014 until July 2016; and as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

14	2019 PROXY STATEMENT

Board of directors information

Meetings and committees

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During the 2018 fiscal year, there were five meetings of the Board of Directors, seven meetings of the Audit Committee, three meetings of the Compensation Committee and four meetings of the Nominating and Corporate Governance Committee. All directors attended 75% or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors should attend the annual meeting of shareholders, and all directors attended the 2018 annual meeting of shareholders. The independent directors met separately in executive session without management present at least quarterly in conjunction with regularly scheduled meetings of the Board in 2018, and intend to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2019 and thereafter.

Audit committee

The Audit Committee has oversight responsibility with respect to the company’s independent auditor and the integrity of its financial statements. The Audit Committee is composed of Donald T. Misheff (chairperson), Phillip R. Cox, Terry L. Dunlap, Randall H. Edwards, John P. Reilly and Marvin A. Riley. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the New York Stock Exchange (“NYSE”) and the rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors also has determined that Donald T. Misheff and Terry L. Dunlap each qualifies as an audit committee financial expert.

The Board of Directors has adopted a written Audit Committee charter, which is reviewed and reassessed annually. A current copy of the Audit Committee charter is available on the company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

Audit committee report

The Audit Committee has reviewed and discussed with management and the company’s independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Audit Committee also has discussed with our independent auditor the matters required to be discussed pursuant to Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC.

Donald T. Misheff (Chairperson)

Phillip R. Cox

Terry L. Dunlap

Randall H. Edwards

John P. Reilly

Marvin A. Riley

2019 PROXY STATEMENT	15

Compensation committee

The Compensation Committee establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are Diane C. Creel (chairperson), Joseph A. Carrabba, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange, and that no member of the Compensation Committee has any relationship to the company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the committee is also a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Compensation Committee charter is available on the company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

With the guidance and approval of the Compensation Committee, the company has developed compensation programs for its executive officers, including the CEO and the other executive officers named in the summary compensation table, that are intended to align the interests of our executives, shareholders and communities; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its chairperson with the assistance of the Vice President, Total Rewards and the Executive Vice President, Organizational Advancement and Corporate Relations. The meetings are regularly attended by the Chairman, CEO and President, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, the Executive Vice President, Organizational Advancement and Corporate Relations and the Vice President, Total Rewards. The Compensation Committee meets in executive session at each of its meetings, and the chairperson reports the committee’s actions regarding compensation of executive officers to the full Board of Directors. Our human resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the company’s compensation programs.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The committee has selected Meridian Compensation Partners, LLC, an independent executive compensation consultant, to serve as its compensation consultant. The Compensation Committee has engaged Meridian to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders and, from time to time, to review the total compensation of directors. Meridian also provides market data directly to the Compensation Committee, which the committee references when determining compensation for executive officers. Additional information regarding the committee’s engagement of Meridian, including a discussion of the committee’s assessment of the independence of Meridian, is available in the “Compensation discussion and analysis” (“CD&A”) section of this proxy statement under the caption “Determining compensation for 2018 — Role of the compensation consultant.”

The Compensation Committee also plays an active role in our executive officer succession planning process by meeting regularly with senior management to ensure an effective succession process is in place and to discuss potential successors for executive officers.

16	2019 PROXY STATEMENT

Compensation committee interlocks and insider participation

No member of the Compensation Committee is, or was during fiscal 2018, an officer or employee of the company or was formerly an officer or employee of the company. Further, during fiscal 2018, no member of the Compensation Committee had a relationship that is required to be disclosed under SEC rules regarding related-party transactions. Finally, no executive officer of the company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee of the TimkenSteel Corporation Board of Directors is, or was during fiscal 2018, an executive officer.

Compensation committee report

The Compensation Committee has reviewed and discussed with our management the CD&A for the year ended December 31, 2018. Following and based on that review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its inclusion in this proxy statement for filing with the SEC.

Diane C. Creel (Chairperson)

Joseph A. Carrabba

Ronald A. Rice

Randall A. Wotring

Nominating and corporate governance committee

The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new director candidates and incumbent directors and recommending directors to serve as members of our Board’s standing committees. Members of the Nominating and Corporate Governance Committee are John P. Reilly (chairperson), Joseph A. Carrabba, Ronald A. Rice and Randall A. Wotring. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the New York Stock Exchange.

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a director must provide written notice to the company’s secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not

2019 PROXY STATEMENT	17

limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was selected as a nominee.

The Nominating and Corporate Governance Committee has utilized and expects to utilize a variety of sources to identify possible director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a director of the company in light of the company’s business and structure. The Nominating and Corporate Governance Committee also may consider such other elements as it deems appropriate, consistent with the factors in the company’s Corporate Governance Guidelines, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, director nominations submitted by our shareholders. The committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee will periodically review the appropriate size of the Board and plans for director succession. In the event vacancies are anticipated or arise, the committee will consider potential director candidates. As part of this process, the committee will assess the skills and attributes of our Board as a whole and of each individual director and evaluate whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

The Nominating and Corporate Governance Committee has adopted a written charter, which is reviewed and reassessed annually. A current copy of the Nominating and Corporate Governance Committee charter is available on the company’s website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

18	2019 PROXY STATEMENT

Director compensation

The compensation program under which non-employee directors were compensated for their services as directors during 2018 is summarized below. As noted previously, this program is reviewed periodically by the Board to ensure that director compensation remains appropriate and competitive.

Cash compensation

Each non-employee director is paid an annual cash retainer for services as a director. For 2018, the annual cash retainer paid to each non-employee director was $65,000. An additional annual fee of $20,000 was paid to the lead director. In addition to the annual retainer, for 2018 the following annual fees were paid for service on a standing committee of our Board of Directors:

Committee	Chairperson fee	Member fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating and Corporate Governance	$17,500	$7,500

Any director also employed by the company (currently, only Mr. Timken) is not paid any additional compensation for serving as a director.

Stock compensation

Each non-employee director serving at the time of our annual meeting of shareholders will receive a grant of our common shares following the meeting. The common shares are granted as deferred shares that vest on the first anniversary of the grant date, provided the director continues to serve as a non-employee director on that date. For 2018, the approximate target value of the grant was $120,000. A non-employee director who is first elected to the Board after the date of the annual meeting will receive a grant of common shares at the time of his or her election to the Board, the value of which may be prorated to reflect the portion of the year during which such director will serve on the Board.

The company requires that the common shares granted to a non-employee director be held for as long as the director remains on the TimkenSteel Board. In addition, the Compensation Committee of the Board of Directors has adopted stock ownership guidelines that require non-employee directors to own common shares with a value equal to five times the director’s annual cash retainer. The company considers all shares owned by the director, plus unvested deferred shares, in determining whether the director has met the ownership guidelines. As of March 1, 2019, each of the directors, with the exception of Mr. Riley who joined the Board in August 2018, had achieved at least 90% of his or her ownership requirement.

Compensation deferral

Any non-employee director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Amended and Restated TimkenSteel Corporation Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date requested by the director. The amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus an amount representing dividend equivalents during the deferral period.

2019 PROXY STATEMENT	19

2018 Director compensation table

The following table provides details of non-employee director compensation in 2018:

Name(1)	Fees earned or paid in cash	Stock awards(2)(3)	Total
Joseph A. Carrabba	$80,000	$119,202	$199,202
Phillip R. Cox	$87,500	$119,202	$206,702
Diane C. Creel	$90,000	$119,202	$209,202
Terry L. Dunlap	$87,500	$119,202	$206,702
Randall H. Edwards	$87,500	$119,202	$206,702
Donald T. Misheff	$102,500	$119,202	$221,702
John P. Reilly	$117,500	$119,202	$236,702
Ronald A. Rice	$87,500	$119,202	$206,702
Marvin A. Riley	$36,250	$119,570	$155,820
Randall A. Wotring	$87,500	$119,202	$206,702

(1)

Ward J. “Tim” Timken, Jr., Chairman, Chief Executive Officer and President, is not included in this table as he is an employee of the company and received no additional compensation for his services as a director.

(2)

The amount shown for each director, other than Marvin A. Riley, is the grant date fair value of 7,155 deferred shares awarded on May 3, 2018, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. With respect to Mr. Riley, the amount shown is the grant date fair value of 8,715 deferred shares awarded on August 9, 2018, the date he joined the Board, as computed in accordance with FASB ASC Topic 718. These awards have a one-year vesting period.

(3)

As of December 31, 2018, each director other than Mr. Riley held 7,155 unvested deferred shares, which are scheduled to vest on May 3, 2019. Mr. Riley held 8,715 unvested deferred shares, which are scheduled to vest on August 9, 2019. No director had any outstanding company stock options.

Changes to director compensation in 2019

Beginning in 2019, the Board has determined to eliminate annual fees for service as a member of a committee of the Board of Directors. At the same time, the annual cash retainer for services as a director will be increased from $65,000 to $80,000. This change in compensation structure is expected to reduce overall directors’ compensation slightly and is not expected to result in an increase in compensation for any individual director in 2019. Further, this change is designed to ensure directors serve on the committees to which their contributions will be most meaningful without regard to considerations related to director compensation, and also is intended to eliminate any perception that service on one committee is more valuable than service on other committees of the Board.

20	2019 PROXY STATEMENT

Corporate governance

Corporate governance guidelines

The Board of Directors has adopted the TimkenSteel Corporation Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The TimkenSteel Corporation Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

Code of Conduct

Each of our employees and directors is required to comply with the TimkenSteel Corporation Code of Conduct, a code of business conduct and ethics adopted by the company. Ethics and integrity, defined by the principles of honesty, fairness, respect and responsibility, are core values of the company. The TimkenSteel Corporation Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition, corruption and bribery, conflicts of interest, inside information, accurate financial records, harassment, environmental health and safety and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the company’s business. Any waiver of the Code of Conduct for executive officers or directors may be made only by the Board of Directors or its Nominating and Corporate Governance Committee and will be disclosed promptly in accordance with applicable law and rules of the New York Stock Exchange. The TimkenSteel Corporation Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at www.timkensteel.com and in print to any shareholder who requests a copy. All requests must be made in writing, addressed to TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706.

Director independence

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the company, the Board has determined that the following directors meet those independence standards and that each of these individuals is independent and free of any material relationships with the company other than as established through his or her service as a director of the company: Joseph A. Carrabba, Phillip R. Cox, Diane C. Creel, Terry L. Dunlap, Randall H. Edwards, Donald T. Misheff, John P. Reilly, Ronald A. Rice, Marvin A. Riley and Randall A. Wotring.

Board leadership structure

Our Board of Directors is led by chairman Ward J. “Tim” Timken, Jr. and our lead director is John P. Reilly.

The chairman oversees the planning of the annual Board of Directors’ calendar and, in consultation with the other directors, schedules and sets the agenda for meetings of the Board of Directors and leads the discussions at such meetings. In addition, the chairman provides guidance and oversight to other members of management, helps with the formulation and implementation of our strategic plans and acts as the Board of Directors’ liaison to the rest of management. In this capacity, the chairman is actively engaged on significant matters affecting TimkenSteel. The chairman also leads our annual meetings of shareholders and performs such other functions and responsibilities as requested by the Board of Directors from time to time.

2019 PROXY STATEMENT	21

The lead director’s duties include: (a) developing agendas for, and presiding over, the executive sessions of the independent directors; (b) reporting the results of the executive sessions to the CEO and chairman; (c) providing feedback as required to the other directors on the issues discussed with the CEO and chairman; (d) serving as a liaison between the independent directors and the chairman and CEO; (e) presiding at all meetings of the Board at which the chairman is not present; (f) approving information sent to the Board; (g) approving agendas for Board meetings; (h) approving Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items; (i) calling meetings of the independent directors; and (j) ensuring that he or she is available for consultation and direct communications with major shareholders as appropriate.

Risk oversight

The Board of Directors, in close coordination with its standing committees, oversees the company’s management of risk, including the company’s processes for identifying, reporting and mitigating risks. The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the company assess and manage risks and discusses the company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. Where the Board of Directors, directly or through another committee of the Board, has processes in place to manage non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk-taking.

Related-party transactions approval policy

As noted, our directors and employees, including our executive officers, are subject to the TimkenSteel Corporation Code of Conduct, which requires employees and directors to act in the best interests of the company and to avoid actual or potential conflicts of interest. To fulfill this duty, employees and directors must avoid situations in which their actions or loyalties are, or may appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct specifically prohibits the following situations:

•	holding a significant financial interest or directorship in any of our customers, competitors or suppliers;

•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our company’s employees;

•	investing in customers, suppliers or competitors that are not publicly traded;

•

making or receiving a loan or credit from any of the company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;

•	taking personal advantage of corporate opportunities that the company might be interested in pursuing;

•	using the company’s assets for personal gain;

•	using the company’s property other than in connection with our business; and

•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General Counsel. Any requested waivers of the Code of Conduct for directors or executive officers can be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any of these waivers for

22	2019 PROXY STATEMENT

directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock Exchange. There were no requests for, or grants of, waivers of the Code of Conduct for any of our executive officers or directors in 2018.

The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related-party transaction required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933. In this regard, during 2018, the company purchased approximately $3,273,488 in products from, and sold approximately $18,356,437 in products to, various companies affiliated with Ellwood Group, Inc. (“Ellwood”). As of the date of this proxy statement and throughout 2018, Ellwood owned more than 5% of the company’s outstanding common shares and therefore constituted a “related party” for purposes of Item 404(a). The purchases and sales between the company and affiliates of Ellwood were made in the ordinary course of business and on an arms-length basis and have been approved by the Nominating and Corporate Governance Committee.

2019 PROXY STATEMENT	23

Our commitment to corporate sustainability

At TimkenSteel, operating responsibly and sustainably is as important to us as making the world’s cleanest steel.

Guided by our core values of ethics and integrity, quality, innovation and independence, we focus on creating long-term shareholder value by employing sustainable practices throughout the company. TimkenSteel’s commitment to operating responsibly helps us create and maintain a safe and healthy workplace, look after our environmental resources and develop sustainable technologies and business practices that contribute to economic growth and prosperity.

Serving as the foundation of our sustainability program are business ethics and stakeholder engagement. We are committed to operating in accordance with the highest standards of ethics and integrity, and maintaining robust compliance programs. In addition, we believe that communicating regularly and transparently with stakeholders and responding to feedback is key to our overall success.

Built on those foundations are social and cultural leadership, environmental stewardship and economic impact pillars comprised of the following nine areas in which we are focusing our sustainability efforts:

•	safety and health

•	total wellbeing

•	community impact

•	resource conservation

•	sound environmental management

•	continuous improvement in environmental practices

•	shareholder value

•	corporate governance

•	risk management

Corporate Sustainability Committee

Formed in 2018, our cross-functional Corporate Sustainability Committee meets, at minimum, on a quarterly basis and oversees our corporate responsibility objectives and regularly monitors our progress toward achieving them. Progress reports are provided to TimkenSteel’s leadership team semi-annually and to the Board of Directors on an annual basis.

TimkenSteel’s Corporate Sustainability Policy and more information on our corporate sustainability program can be found at www.timkensteel.com/corporatesustainability. Please note, however, that information contained on the website is not incorporated by reference in this proxy statement or considered to be a part of this document.

24	2019 PROXY STATEMENT

Beneficial ownership of common stock

The following table shows, as of March 1, 2019, the beneficial ownership of our common shares by each director, nominee for director and NEO, and by all directors, nominees for director and executive officers as a group.

Name	Number of shares of common stock beneficially owned(1)(2)	Percent of class(3)
Joseph A. Carrabba	29,636	*
Phillip R. Cox	35,666	*
Diane C. Creel	28,841	*
Terry L. Dunlap	22,495	*
Randall H. Edwards	23,680	*
Donald T. Misheff	23,432	*
John P. Reilly	40,273	*
Ronald A. Rice	41,293	*
Marvin A. Riley	0	*
Randall A. Wotring	41,411	*
Ward J. “Tim” Timken, Jr.(4)	3,417,170	7.5%
William P. Bryan	41,537	*
Frank A. DiPiero	67,679	*
Thomas D. Moline	56,850	*
Kristopher R. Westbrooks	0	*
Christopher J. Holding	128,667	*
All directors, nominees for director and executive officers as a group(2)(4) (16 Individuals)	3,998,630	8.7%

*	Percent of class is less than 1%.
(1)

Except as otherwise indicated below, for the purposes of this table beneficial ownership of our common shares is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares. None of the shares owned by directors, nominees or the named executive officers has been pledged as security.

2019 PROXY STATEMENT	25

(2)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding options(a)	Deferred common shares(b)
Joseph A. Carrabba	0	29,636
Phillip R. Cox	0	3,466
Diane C. Creel	0	0
Terry L. Dunlap	0	0
Randall H. Edwards	0	0
Donald T. Misheff	0	22,832
John P. Reilly	0	3,401
Ronald A. Rice	0	0
Marvin A. Riley	0	0
Randall A. Wotring	0	29,851
Ward J. “Tim” Timken, Jr.	723,120	0
William P. Bryan	27,245	0
Frank A. DiPiero	52,320	0
Thomas D. Moline	33,175	0
Kristopher R. Westbrooks	0	0
Christopher J. Holding	106,860	0

(a)

Includes shares that the individual named in the table has the right to acquire on or before May 1, 2019, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan. Including those listed, all directors, nominees for director, and executive officers as a group have the right to acquire 942,720 shares on or before May 1, 2019, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Acquired through deferrals of directors’ cash or equity compensation; these shares will not be issued until a later date under the TimkenSteel Corporation Director Deferred Compensation Plan.

(3)	Calculated using 44,764,545 shares as the number of common shares outstanding.
(4)

Includes 293,047 shares over which Mr. Timken exercises sole voting and investment authority, 2,401,003 shares with respect to which Mr. Timken shares voting and investment discretion, and 723,120 shares which Mr. Timken has the right to acquire as discussed above. Of the shares reported, Mr. Timken disclaims beneficial ownership of 2,357,899 shares, including 1,405 shares held by his spouse, 3,000 shares held by the Ward J. Timken Trust FBO Grandchildren, and 2,353,494 shares held by The Timken Foundation of Canton.

26	2019 PROXY STATEMENT

The following table provides information known to us about each beneficial owner of more than 5% of our common shares as of March 1, 2019, unless otherwise indicated below.

Beneficial owner	Amount	Percent of class(8)
BlackRock Inc.(1) 55 East 52nd Street New York, NY 10022	5,890,211	13.2%
Timken family(2)	4,891,491	10.9%
Ellwood Group, Inc.(3) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	9.6%
The Vanguard Group Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	3,818,341	8.5%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	3,725,367	8.3%
Luminus Management, LLC(6) 1700 Broadway, 26th Floor New York, NY 10019	3,562,927	8.0%
GAMCO Investors, Inc.(7) One Corporate Center Rye, NY 10580	2,743,339	6.1%

(1)

Pursuant to a Schedule 13G/A filed with the SEC on January 31, 2019, BlackRock Inc. reported it is the beneficial owner of, and has sole dispositive power over, 5,890,211 of our common shares, with respect to which it has sole voting power over 5,787,694 shares and shared voting power over no shares.

(2)

Members of the Timken family, including Ward J. “Tim” Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 4,891,491 of our common shares, which includes 723,120 shares that Ward J. “Tim” Timken, Jr. has the right to acquire on or before May 1, 2019. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, holds 2,353,494 of these shares, representing 5.3% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. “Tim” Timken, Jr., William R. Timken, Jr. and Mark Scheffler are trustees of the Foundation and share the voting and investment power with respect to such shares. There are no voting agreements or other arrangements among the members of the Timken family or the Foundation and its trustees regarding the 4,891,491 common shares and, accordingly, the members of the Timken family are not a “group” for purposes of Rule 13d-3 under the Exchange Act with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any of the company’s common shares as to which such member does not have sole or shared voting or investment power.

(3)

Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, the Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

2019 PROXY STATEMENT	27

(4)

Pursuant to a Schedule 13G/A filed with the SEC on February 12, 2019, The Vanguard Group Inc. reported it is the beneficial owner of 3,818,341 of our common shares, with respect to which it has sole voting power over 40,119 shares, shared voting power over 3,035 shares, sole dispositive power over 3,780,321 shares and shared dispositive power over 38,020 shares.

(5)

Pursuant to a Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP reported it is the beneficial owner of, and has sole dispositive power over, 3,725,367 of our common shares, with respect to which it has sole voting power over 3,545,496 shares and shared voting power over no shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares reported in the Schedule 13G as all such shares are owned by investment companies and other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors provides investment advice or serves as investment manager or sub-adviser.

(6)

Pursuant to a Schedule 13G/A filed with the SEC on February 15, 2019, Luminus Management, LLC reported, on behalf of itself and its affiliates, it is the beneficial owner of, and has shared voting and dispositive power with respect to, 3,562,927 of our common shares.

(7)

Pursuant to a Schedule 13D filed with the SEC on May 14, 2019, GAMCO Investors, Inc. reported it, through various affiliated entities including Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc. and Gabelli & Company Investment Advisers, Inc., is the beneficial owner of, and has sole dispositive power over, 2,743,339 of our common shares, with respect to which it has sole voting power over 2,573,339 shares and shared voting power over no shares.

(8)	Calculated using 44,764,545 shares as the number of common shares outstanding.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports. Based solely upon our review of reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with Section 16 filings during the year ended December 31, 2018, by our executive officers, directors or 10% shareholders.

28	2019 PROXY STATEMENT

Proposal 2

Ratification of appointment of independent auditor

Appointment of independent auditor for 2019

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of the company’s financial statements and our internal control over financial reporting for the 2019 fiscal year. Ernst & Young has served as our independent auditor since 2012.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. The Board of Directors believes, however, that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2019 annual meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the company’s independent auditor for the 2019 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for the ratification of the selection of Ernst & Young LLP as the independent auditor for the 2019 fiscal year.

2019 PROXY STATEMENT	29

Services of independent auditor for 2018

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the company for the fiscal years ended December 31, 2017 and 2018:

	2018	2017

Audit fees(a)	$1,096,300	$1,134,015

Audit-related fees	0	0

Tax fees	0	0

All other fees	0	0

Total fees	$1,096,300	$1,134,015

(a)

Audit Fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements, including, for 2017 and 2018, statutory audits of $22,000 and $23,300, respectively.

Audit committee pre-approval policies and procedures

The Audit Committee annually approves the scope of services and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a pre-approval policy pursuant to which the committee annually approves certain audit, audit-related and tax services which may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the pre-approval policy, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

30	2019 PROXY STATEMENT

Proposal 3

Approval, on an advisory basis,

of named executive officer compensation

At the 2018 annual meeting of shareholders, the advisory vote to approve the compensation of the company’s named executive officers passed with approximately 80% of the votes cast in favor of the company’s “say-on-pay” proposal. Our Compensation Committee sought to understand our shareholders’ observation, evaluated market data and made changes to our executive compensation plans for 2019, including certain changes to long-term incentives and a change to CEO target pay. Please see “Executive summary – 2018 say-on-pay vote and 2019 executive compensation changes” in the CD&A for additional information.

We believe the compensation programs for our named executive officers:

•	align the interests of our executives with those of our shareholders;

•	reward executives for sustained, strong business and financial results; and

•	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2019 annual meeting of shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.

We encourage you to carefully review the compensation discussion and analysis, the compensation tables, and related disclosures included in this proxy statement. The Board recommends that shareholders indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by voting “FOR” approval of this proposal at the annual meeting.

As an advisory vote, this resolution is not binding. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders with respect to this proposal. The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for advisory approval of the compensation of our named executive officers.

2019 PROXY STATEMENT	31

Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy and practices, and the factors considered by the Compensation Committee in granting and delivering executive compensation for 2018.

This CD&A focuses on the following individuals, whom we have determined to be the named executive officers (“NEOs”) of TimkenSteel for 2018.

Ward J. “Tim” Timken, Jr. Chairman, CEO and President
Frank A. DiPiero Executive Vice President, General Counsel and Secretary	NEOs of TimkenSteel for 2018	Kristopher R. Westbrooks Executive Vice President and Chief Financial Officer

William P. Bryan Executive Vice President, Manufacturing and Supply Chain		Thomas D. Moline Executive Vice President, Commercial Operations
Christopher J. Holding Former Executive Vice President and Chief Financial Officer*

*

Christopher J. Holding terminated employment with the company on September 23, 2018, and Kristopher R. Westbrooks was appointed as Executive Vice President and Chief Financial Officer effective September 24, 2018.

Executive summary

Our 2018 business performance

For the third consecutive year, TimkenSteel’s earnings continued to improve. Net sales, gross profit and sales of our most profitable products continued to climb. We also marked record safety performance in our operations.

Sharp demand changes and unplanned maintenance, however, resulted in some inefficiencies that affected delivery and, combined with inflation in our supply chain, impacted financial performance for the year. We corrected these issues by year end, but the impact of production challenges masked some of the positive structural changes we made. However, the strategies that delivered new business at higher margins and a richer product mix have positioned the company well for sustainable performance.

Our pay-for-performance compensation plans operated as intended. Basic profitability and cash metrics limited variable compensation across the organization, beginning with executive compensation paying well below target. One smaller metric in our annual plan, which incentivized sales of our most profitable products, helped drive behavior that improved product mix and price and offset some of the negative factors we faced in the year. The progress we made laid a strong foundation for 2019 and beyond.

32	2019 PROXY STATEMENT

2018 Net sales $1.61B Net loss $(31.7M)(1) Adjusted EBITDA(2) $105.4M	as compared to	2017 Net sales $1.33B Net loss $(43.8M)(1) Adjusted EBITDA(2) $69.2M

(1)	Net loss includes a loss from the remeasurement of benefit plans of $21.8M in 2017 and $43.5M in 2018.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measure.

The improvement over the prior year was driven primarily from greater volume, improved margins and a richer sales mix of products. We drove these results with a clear strategy to gain share and better price in our most differentiated product lines and were aided in that effort by favorable market conditions in key markets and U.S. government trade actions. While these favorable factors laid the foundation for sustainable performance, they did not entirely offset unanticipated inflation and operating challenges, which impacted our financial performance.

Pay for performance

At TimkenSteel, we believe in rewarding employees, including our NEOs, for helping us achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to:

Objectives
✓ Align the interests of our executives and shareholders ✓ Reward executives for strong business and financial results ✓ Attract, retain and motivate the best talent

The compensation of our NEOs during 2018 reflects our financial results and demonstrates that our compensation plans pay for performance as intended.

•

The metrics established for our annual performance award plan (APA plan) for 2018 were percentage of earnings before interest and taxes to beginning invested capital (EBIT/BIC), cash flow and sales of the company’s most profitable products or, as we call them, “key process path sales.”

•

Payouts awarded to our executives under the APA plan for 2018 were below target levels. This payout reflected performance that improved significantly in 2018 but was still below expectations, driven primarily by unanticipated operational challenges that negatively impacted profitability.

•	Additionally, despite year-over-year improvements in profitability, the CEO’s award was reduced by 50% in recognition of the shortfall against plan in both the EBIT/BIC and cash flow metrics.

•

This below-target annual incentive payment to each NEO followed several years of below-target annual incentive payments. Since 2015, our executives have received, in the aggregate, annual incentive payments equal to 28% of target, reflecting the company’s performance and the many challenges during that time.

•

Performance share cycles for 2016-2018 and 2017-2018 performance periods fell below threshold cumulative cash flow requirements and did not vest. This follows the forfeiture of the 2015-2017 performance share grant, which also did not vest, as the threshold performance requirements were not met.

•	As a result, our NEOs’ aggregate realizable compensation for 2018, as in prior years, was lower than established target compensation.

2019 PROXY STATEMENT	33

2018 say-on-pay vote and 2019 executive compensation changes

In 2018, shareholders approved the compensation of our NEOs with approximately 80% of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered shareholder feedback and evaluated market data in their annual review of executive compensation plans and made changes to those plans for 2019 that included:

•	an adjustment to CEO target pay; and

•	the addition of a one-year holding period to our two-year long-term incentive performance share cycle which creates a three-year plan subject to share price impact.

The CEO’s realizable pay over the past four years has been 29% of target. While the Compensation Committee recognized that the pay-for-performance structure of the compensation plan is working effectively in terms of realizable pay, they took into account feedback from our shareholders and conducted further analysis as part of their annual review. As a result, the committee concluded that CEO target pay should be reduced to better align with market data. As such, the committee reduced the CEO’s long-term incentive opportunity, resulting in a 10% decrease in total target direct compensation. The Compensation Committee believes the new target continues to recognize the unique experience of the CEO while better aligning with market practices.

In 2017, the Compensation Committee adjusted the performance share cycle for all participants in the long-term incentive plan from three-years to two-years to address the difficulty in setting long-range targets given the cyclical nature of customer demand and TimkenSteel’s limited history as a standalone company. While the committee remains concerned about the ability to effectively establish long-range targets, in considering feedback received from our shareholders, the committee determined to change the design of the company’s performance shares. Beginning in 2019, performance shares will be awarded for a three-year cycle, with performance metrics measured over a two-year period and a holding period applied in the third year to allow for share price to impact the final award.

Executive compensation highlights

What we do

✓ Pay for performance
✓ Establish target pay based on market norms
✓ Deliver total direct compensation primarily through variable pay
✓ Set challenging short- and long-term incentive award goals
✓ Provide strong oversight that ensures adherence to incentive grant regulations and limits
✓ Maintain robust stock ownership requirements
✓ Include double-trigger vesting in the event of a change in control
✓ Adhere to an incentive compensation recoupment “clawback” policy
✓ Maintain anti-hedging and anti-pledging policies with respect to company stock
✓ Offer market-competitive benefits
✓ Consult with an independent advisor on pay

What we don’t do

X Provide tax gross-ups
X Re-price stock options
X Pay current dividends on performance-based restricted stock units
X Provide excessive perquisites
X Reward executives without a link to performance or creation of shareholder value

34	2019 PROXY STATEMENT

Our compensation philosophy

We believe in rewarding employees, including our NEOs, for helping us achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to align our executives’ interests with those of our shareholders, to reward leaders for strong business results, and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓  Recognizes people are our strongest asset

✓  Rewards results linked to short- and long-term performance (pay-for-performance)

✓  Positions pay affordably and competitively in the marketplace

✓  Drives a focus on increasing shareholder value

Rewarding performance

TimkenSteel’s success depends largely on the contributions by motivated, focused and energized people working together to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

As noted above, pay for performance is one of the four principles of our executive compensation philosophy. To ensure we are adhering to this principle, we regularly evaluate our incentive compensation plans to ensure that the opportunities and metrics drive desired business results, including for 2018:

•  EBIT/BIC;

•  Cash flow;

•  Key process path sales;

•  Average return on invested capital; and

•  Base sales.

Performance-based pay comprised 83% of the target total direct compensation for Mr. Timken and between 57% and 70% of the target total direct compensation for the other NEOs. Our Compensation Committee uses a comprehensive process to assess company performance. We believe our metrics focus management on the appropriate objectives for creating both short- and long-term shareholder value.

The company’s approach to rewarding performance

Annual incentive

•  Reward achievement of short-term corporate and individual performance goals

Restricted stock units and stock options

•  Reward long-term value creation

•  Reinforce ownership in the company

•  Support retention of executives

Performance shares

•  Reward achievement of long-term financial results that drive value creation

•  Link compensation to building long-term shareholder value

•  Reinforce ownership in the company

•  Support executive retention

2019 PROXY STATEMENT	35

Determining compensation for 2018

Role of the Compensation Committee: Deciding on compensation

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. The committee reviews all compensation components and determines whether each individual’s total compensation is reasonable and consistent with the company’s compensation philosophy. In making this determination, the committee may consider:	The Compensation Committee considers whether the company’s compensation programs encourage unnecessary or excessive risk-taking and has determined that they do not.

•	With respect to all NEOs other than the CEO, the CEO’s recommendations;

•	Market data provided by the committee’s external compensation consultant; and

•	Additional factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In light of these considerations, the Compensation Committee may make adjustments to a particular element of an executive’s compensation. The committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive opportunities and grants for the company’s NEOs. With respect to the CEO, once the committee has determined the compensation package for the CEO, it is then presented to the independent members of the Board of Directors for approval during executive session.

The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set, although the Compensation Committee does consider this information in its deliberations.

Role of the CEO and management: Providing compensation recommendations

The CEO, working with human resources leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents them to the Compensation Committee. These recommendations are based on:

•	The CEO’s personal review of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy, as well as

•	The company’s compensation philosophy.

In preparing compensation recommendations for the NEOs, the CEO and human resources leadership together consider market data for the key elements of NEO compensation and evaluate the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. The CEO, human resources leadership and compensation consultant also evaluate total direct compensation (base salary, annual incentives and long-term incentive grants) in relation to total compensation of comparable positions derived from general market data as well as internal equity considerations.

Although these recommendations are given significant weight, the committee retains full discretion when determining compensation.

36	2019 PROXY STATEMENT

Role of the compensation consultant: Advising the Compensation Committee

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). The committee engages the services of a compensation consultant to add rigor in the review process and to provide insight into market trends. The consultant analyzes the company’s executive compensation structure and plan designs and assesses whether the compensation program is competitive and supports the goal of aligning the interests of NEOs with those of shareholders. The consultant also provides market data directly to the Compensation Committee, for reference when determining compensation for NEOs, as well as assessing compensation for the Board of Directors.

The Compensation Committee uses Meridian Compensation Partners, LLC as its compensation consultant.

In 2018, Meridian’s primary areas of assistance were:

•	Gathering information related to current trends and practices in Board of Directors and executive compensation;

•	Reviewing information developed by management for the Compensation Committee and providing its input to the committee;

•	Attending and participating in meetings with the Compensation Committee, as well as briefings with the committee chairperson and management between regularly scheduled meetings; and

•	Reviewing with management and the Compensation Committee materials to be used in the company’s proxy statement.

While the consultant reports directly to the Compensation Committee, the committee has authorized the consultant to interact with company management, as needed, on the committee’s behalf.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the committee annually reviews its relationship with its consultant — including services provided, quality of services and associated fees — to ensure executive compensation consulting independence.

2019 PROXY STATEMENT	37

Elements of our executive compensation program

Our executive compensation program is designed to align the interests of our executives with those of our shareholders and to encourage the personal and collective growth of our executives through improved company performance. The company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The company’s incentive compensation programs for executives are designed to link compensation with the full spectrum of our short- and long-term business goals. Our executive compensation program for 2018 consists of the following elements:

Compensation element	Link to program objectives

Base salary	Provides a stable source of income and is a standard element in executive compensation packages.
Annual incentive

Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met. Metrics for 2018 include:

•  EBIT/BIC

•  Cash flow

•  Key process path sales of our most profitable products

Nonqualified stock options

Helps ensure executive pay is directly linked to value created for shareholders. Four-year vesting promotes retention, and NEOs holding nonqualified stock options will receive greater value if the stock price rises.

Performance shares

Links executive compensation to building long-term shareholder value, balances short-term operating focus, and aligns executive management’s long-term financial interests with those of our shareholders, as value is linked to the stock price. Shares awarded in 2018 vest at the end of a two-year performance period based on attainment of specific goals:

•  Base sales

•  Return on invested capital

Restricted stock units	Rewards long-term shareholder value creation. Three-year cliff vesting promotes retention and enhances executive stock ownership.

Retirement and savings

Helps attract and retain executive talent. NEOs receive retirement benefits through several plans:

•  Qualified and nonqualified defined contribution plans

•  Qualified and nonqualified defined benefit plans

•  Deferred compensation plan

Other benefits

Helps attract and retain executive talent. NEOs participate in the benefit plans available to salaried employees including medical and dental benefits and life, accidental death and disability insurance. Perquisites are limited in amount and are not grossed up for taxes, and the Compensation Committee limits eligibility and use.

Severance and change in control agreements

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the company and the NEOs from risks by providing:

•  Economic stability

•  Death or disability payments

•  Payments and benefits in the event of a change in control

38	2019 PROXY STATEMENT

Analysis of 2018 compensation

The following factors guided the compensation decisions for 2018:

•	Executive compensation program objectives and philosophy;

•	Expected and actual financial performance;

•	Recommendations of the Chairman, CEO and President for the other NEOs;

•	Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk-taking;

•	Advice of an independent compensation consultant; and

•	Market pay practices as reflected in external executive compensation data, studies and trends.

Guidelines for base salaries, annual incentives and long-term incentive grants are initially based on the 50th percentile of the general industry data for comparable roles. While the company also reviews compensation practices within the steel and related industries, this data is not the primary consideration for pay guidelines.

The company may provide target compensation above or below the 50th percentile for a particular position, based on internal factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

The company establishes compensation levels in this way for two reasons:

•	First, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and

•	Second, it requires excellent individual performance and company performance for pay that is higher than that indicated in the general industry data for comparable roles.

CEO compensation

In setting Mr. Timken’s target pay for 2018, the Compensation Committee reviewed market data for similar positions, considered the total compensation package for the CEO in relation to the target established for the position, and took into account the CEO’s unique experience and scope of responsibilities. The committee established target total direct compensation (base salary, target annual incentives and target long-term incentive grants) for the CEO between the 50th and 75th percentile based on general industry compensation survey data.

2018 CEO target pay mix

2019 PROXY STATEMENT	39

The following exhibit shows the components of total compensation awarded to Mr. Timken for 2015 through 2018 (the four years since TimkenSteel became an independent company) on a targeted basis and based on the realizable value as of December 31, 2018. The realizable value of these awards reflects our 2018 year-end share price of $8.74. The CEO’s realizable pay over four years is 29% of target compensation, which reflects the company’s performance challenges during this period and demonstrates that our compensation plans pay for performance and align our CEO’s interests with those of our shareholders, as intended.

Target compensation definitions	Realizable/actual compensation definitions

•   Base salary represents the yearly guaranteed fixed amount of cash compensation for 2015 through 2018.

•   Annual incentive represents the aggregate target annual performance award opportunities for 2015 through 2018.

•   Base salary represents the yearly guaranteed fixed amount of cash compensation paid in 2015 through 2018.

•   Annual incentive represents annual performance award payouts for the 2015 through 2018 plan years.

• Long-term incentive represents aggregate grant date fair value of stock option awards and performance share awards for 2015 through 2018.

•   Long-term incentives include the in-the-money value of nonqualified stock options and performance shares assuming target performance for the 2018 performance share grant. All long-term incentives are based on a share price of $8.74 at the end of 2018. Performance shares granted in 2015, 2016 and 2017 have been cancelled due to failure to achieve performance requirements.

40	2019 PROXY STATEMENT

Base salary

Base salaries for NEOs are intended to be competitive and reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for NEOs using external surveys of salary practices for positions with similar levels of responsibility. The committee also reviews base salaries for the NEOs annually in light of each officer’s performance, experience, leadership, current salary and position in the salary range.

All NEOs’ salaries, with the exception of Mr. Westbrooks who joined the company in September 2018, were increased at the market rate for executives in 2018.

2018 Base salary decisions

	Base salary (annualized)
	2017 Salary	2018 Salary	Percent change
Ward J. “Tim” Timken, Jr.	$865,200	$891,156	3%
Kristopher R. Westbrooks	N/A	$391,850	N/A
Frank A. DiPiero	$371,319	$382,459	3%
Thomas D. Moline	$281,700	$290,151	3%
William P. Bryan	$281,700	$290,151	3%
Christopher J. Holding*	$378,525	$389,881	3%

*

Mr. Holding terminated employment with the company effective September 23, 2018. For actual salary paid to Mr. Holding during 2018, please see “Compensation of executive officers – 2018 Summary compensation table.”

2019 PROXY STATEMENT	41

Annual incentive

The company’s annual incentive provides the NEOs the opportunity to earn awards based on achieving corporate performance goals established in advance by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the APA plan.

The Compensation Committee determined target award opportunity levels for the NEOs based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure, consideration of individual performance and the extent to which the committee uses discretion to adjust the awards. Performance measures factor the award between zero and 200% and individual performance further indexes the award by a factor ranging from 70% to 130%, providing an absolute range from zero to 260% of the target award.

Linking pay to performance

The Compensation Committee established EBIT/BIC as the primary performance measure under the annual incentive plan because it believes this measure is closely correlated with the creation of shareholder value.

Annual incentive
Target opportunity as a percent of base salary
Ward J. “Tim” Timken, Jr.	120%
Kristopher R. Westbrooks	70%
Frank A. DiPiero	60%
Thomas D. Moline	50%
William P. Bryan	50%
Christopher J. Holding*	70%

*

Mr. Holding terminated employment with the company effective September 23, 2018. For actual annual incentives paid to Mr. Holding during 2018, please see “Compensation of executive officers – 2018 Summary compensation table.”

42	2019 PROXY STATEMENT

2018 Annual performance award decisions

Payouts under the APA plan are determined by the following factors:

•	Earnings measured by EBIT/BIC;

•	Cash flow;

•	Key process path sales; and

•	Individual performance.

The Compensation Committee introduced key process path sales as a new metric for the APA plan in 2018 to drive sales of the company’s most profitable products.

The following charts show performance targets, actual performance levels and payouts earned for each metric in the 2018 APA plan:

*	Dollars in millions. Payout percentage is expressed as the percent of target opportunity.

For the APA plan, actual performance on the EBIT/BIC measure of 4.0% was above the threshold performance requirement, achieving 22.7% of the performance target. Cash flow of $(20) million was below the threshold performance requirement, and key process path sales of $724 million achieved 178.4% of the performance target. Overall, performance against the metrics established for the 2018 APA plan resulted in a 58% payout.

For the 2018 APA plan, the EBIT/BIC metric was defined as EBIT/BIC excluding mark-to-market remeasurement gains or losses; the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture,

2019 PROXY STATEMENT	43

consolidation, spin-off, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. The cash flow metric was defined as net cash flow for the year ended December 31, 2018 excluding cash provided or used by financing activity; mark-to-market remeasurement gains or losses; changes in applicable accounting principles, tax laws or regulations; Board approved capital investments incremental to the annual plan; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. The key process path sales metric was defined as base sales of our most profitable products. Base sales is net sales excluding raw material surcharges.

	2018 Annual incentive payouts
	Target opportunity as a percent of base salary	2018 Award
Ward “Tim” J. Timken, Jr.*	120%	$309,870
Kristopher R. Westbrooks	70%	$44,992
Frank A. DiPiero	60%	$138,307
Thomas D. Moline	50%	$87,438
William P. Bryan	50%	$92,483
Christopher J. Holding^	70%	$80,583

*	As discussed previously, the committee determined to reduce Mr. Timken’s APA payout by 50% in light of the company’s performance on the EBIT/BIC and cash flow metrics.
^	The amount paid to Mr. Holding was based on eligible cash earnings through September 23, 2018, the date of termination of his employment.

For information about annual incentive opportunities awarded to each of the NEOs in 2018, see the “2018 Grants of plan-based awards table.”

Long-term incentives

In 2018, consistent with prior years, three different types of long-term incentive grants were used for the NEOs:

•

Nonqualified stock options, which vest 25% per year over four years and are intended to provide value to the holder only if shareholders receive additional value (in the form of share price appreciation) after the date of grant;

•	Restricted stock units, which cliff-vest at the end of a three-year period and have a value that changes based on changes in the company’s stock price; and

•

Performance shares, which are performance-based restricted stock units designed to reward executives for attainment of specified two-year corporate performance goals and the value of which is linked to the share price.

For the CEO, the long-term incentive mix was 100% performance-based, reflecting the Compensation Committee’s belief that his incentive compensation should be linked entirely to achieving specific performance criteria and share price appreciation. For the other NEOs, the Compensation Committee approved a mix of performance shares, stock options and restricted stock units to address retention while keeping the majority of the NEO’s long-term incentives performance-based.

44	2019 PROXY STATEMENT

	Long-term incentive mix
	Performance-based		Time-based
	Performance shares	Stock options	Restricted stock units
Chief executive officer	55%	45%	0%
Other NEOs	25%	30%	45%

In total, the Compensation Committee believes these grants provide a balanced emphasis on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the company and align executive management’s long-term financial interests with those of the company’s shareholders.

The value of the entire long-term incentive grant is linked directly to the price of our common stock. For nonqualified stock options, the recipient recognizes value only to the extent the stock price rises above the market price of the stock at the time the option is granted. For restricted stock units, value rises or falls depending on stock price performance. For performance shares, the value is tied to both the company’s stock price and the achievement of financial objectives.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives underlying each of the grant types.

2018 Long-term incentive decisions

	Long-term incentives
	Target grant opportunity*	Number of stock options	Value of stock options	Number of restricted stock units	Value of restricted stock units		Number of performance shares	Value of performance shares (at target)	Total value of award
Ward J. “Tim” Timken, Jr.	400%	202,200	$1,508,412	0	$0	**	115,000	$1,905,550	$3,413,962
Kristopher R. Westbrooks^	135%	7,040	$45,619	7,400	$106,116		0	$0	$151,735
Frank A. DiPiero	120%	19,500	$145,470	13,600	$225,352		7,600	$125,932	$496,754
Thomas D. Moline	85%	11,100	$82,806	7,700	$127,589		4,300	$71,251	$281,646
William P. Bryan	85%	11,100	$82,806	7,700	$127,589		4,300	$71,251	$281,646
Christopher J. Holding	135%	26,200	$195,452	18,300	$303,231		10,200	$169,014	$667,697

*	As a percentage of base salary midpoint.
**	As mentioned previously, Mr. Timken’s long-term incentive awards were 100% performance based, which is why he did not receive a grant of time-vested restricted stock units.
^

Mr. Westbrooks received a grant of nonqualified stock options and restricted stock units on September 24, 2018, in connection with his appointment as Executive Vice President and Chief Financial Officer.

The target value for each grant is converted to a number of options or shares based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average price over the five trading days immediately preceding the grant date in determining the number of shares granted in 2018.

2019 PROXY STATEMENT	45

The Compensation Committee typically makes long-term incentive grants at its first regularly scheduled meeting of each year, when the committee determines all elements of the NEOs’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance.

Stock options

In 2018, our key employees (including the NEOs) received nonqualified stock options that:

•	have an exercise price equal to the closing price of the stock on the date of grant;

•	generally will vest over a four-year period in equal amounts each year; and

•	generally will expire ten years after the date of grant.

The Compensation Committee believes these awards help the company retain executives and focus attention on longer-term performance. Stock options are an effective motivational tool because they have value only to the extent the stock price on the date of exercise exceeds the exercise price set on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award. For information about stock options awarded to each NEO in 2018, see the “2018 Grants of plan-based awards table.”

Restricted stock units

Restricted stock units represent an interest in TimkenSteel stock and are issued as shares pursuant to a three-year vesting schedule. Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest, generally on the third anniversary of the grant. For information about service-based restricted stock units awarded to each of the NEOs in 2018, see the “2018 Grants of plan-based awards table.”

Performance shares

Performance shares are performance-based restricted stock units, with vesting and the number of shares received contingent upon the achievement of specified performance objectives over a two-year period. The performance objectives are closely tied to the company’s long-range plan. Performance shares also serve to both reward and retain executives, as the receipt of a payout is linked to performance, and the value of the payout is linked to the share price when the shares vest.

The performance objective for performance shares granted in 2018 is average return on invested capital and cumulative base sales for the 2018-2019 performance period. The Compensation Committee selected these metrics because it believes both metrics align to growth tactics. Base sales growth aligns with commercial execution with the strategy to grow the company, while return on invested capital is an indicator of the profitability of that growth as it relates to productivity and throughput. Actual performance for the ROIC metric is calculated excluding mark-to-market remeasurement gains or losses; effects of tax laws or accounting principles; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, facility shutdown, dissolution, sale of assets, stock or debt refinancing, impairment, goodwill or other similar corporate transaction. Actual performance for the base sales metric is calculated excluding the impact of any actions related to the company’s restructuring efforts and/or acquisition, divestiture or asset impairment. At the time the specific performance targets for the metrics were established, the Compensation Committee believed the target for the performance shares granted in 2018 was very challenging, but achievable.

Performance shares were designed so that, for any award to be earned, actual performance must achieve at least the threshold performance level for average return on invested capital. If the threshold performance level for that measure is not attained, then no award will be earned, even if base sales exceeds threshold. Average return on

46	2019 PROXY STATEMENT

invested capital and base sales metrics are weighted equally at 50%. If an award is payable, the number of shares earned could range from 50% to 150% of target based upon actual performance over the two-year performance period. The value of a share is equal to the share price when the shares vest. Final awards are settled in cash or in company shares, as follows:

•	NEOs who have met their share ownership requirement at the time of grant receive the value of any final award in cash; and

•	NEOs who have not met their share ownership requirement at the time of grant receive the value of any final award in shares.

For information about performance shares awarded to each of the NEOs in 2018, see the “2018 Grants of plan-based awards table.”

2016-2018 and 2017-2018 Performance shares cancelled

In 2016 and 2017, the NEOs received awards of performance shares for the 2016-2018 and 2017-2018 performance periods, respectively. The performance objective for shares granted in 2016 was cumulative operating cash flow for the three-year performance period, while the performance objective for shares granted in 2017 was cumulative operating cash flow for the two-year period. The Compensation Committee selected cumulative operating cash flow because it believed cash generation and conservation are critical strategic financial goals at this stage in the business cycle for both grants. Actual performance was based on net cash flow as reported (GAAP) excluding financing activity, share repurchases, dividends paid, taxes, and Board-approved capital investments (apart from normal budgeted capital expenditures and restructuring). Because actual performance fell below both threshold requirements of cumulative operating cash flow of $91.7 million for 2016-2018 and $50 million for 2017-2018, the 2016-2018 and 2017-2018 performance share awards were cancelled.

2019 PROXY STATEMENT	47

	Number of cancelled performance shares*
	2016-2018	2017-2018
Ward J. “Tim” Timken Jr.	165,500	104,400
Frank A. DiPiero	8,250	5,900
Thomas D. Moline	5,500	3,900
William P. Bryan	4,250	2,900
Christopher J. Holding	13,000	9,200

*

Mr. Westbrooks is not included in this table as he was not awarded performance shares for either the 2016-2018 or 2017-2018 performance cycles. As noted previously, Mr. Holding terminated employment with the company on September 23, 2018, and Mr. Westbrooks was appointed Executive Vice President and Chief Financial Officer of the company effective September 24, 2018.

Retirement and other benefits

Retirement income programs

The company’s retirement income programs are an important retention tool. The company maintains both qualified and nonqualified retirement income programs. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees, and they also participate in the company’s nonqualified retirement income programs. The company currently provides retirement income through several types of plans:

The company’s retirement income programs support an additional component of the retention strategy of our executive compensation program objectives.

•

Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions, company matching contributions and core defined contributions. The nonqualified defined contribution arrangement in which the NEOs participate is the post-tax savings benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•

Qualified and nonqualified defined benefit plans provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which Messrs. Timken, Moline and Bryan participate is the supplemental executive retirement program for executive officers (SERP). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the company’s other retirement programs. Messrs. Westbrooks and DiPiero are not eligible to participate in the defined benefit plans (nor was Mr. Holding). Their retirement savings are provided solely through the defined contribution plans.

Although the policies and procedures underlying the company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. In addition, because benefits under the company’s defined benefit plans are based on final average earnings (base salary and cash annual incentive compensation for the five highest non-consecutive years out of the final ten years), pension values can increase significantly as salary and cash annual incentive compensation increase. Pension values also are influenced by external factors and actuarial assumptions. For additional information, see the discussion below under “Pension benefits.”

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. The value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

48	2019 PROXY STATEMENT

Deferred compensation

The company maintains a deferred compensation plan that allows certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. In 2018, none of the NEOs earned “above-market” interest as defined by the Securities and Exchange Commission.

The deferred compensation plan is not funded by the company, and participants have an unsecured contractual commitment by the company to pay the amounts due under the plan. When such payments are due, they will be distributed from the company’s general assets. In the event of a change in control of the company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees. The value of the deferred compensation program is quantified each year and the program is reviewed periodically for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants for our NEOs.

Other benefits

The company’s executive officers, including the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

The NEOs also may receive certain perquisites including term life insurance coverage (although this program is closed to new entrants), financial counseling and tax preparation assistance, executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), spousal travel benefits and home security systems (although this program is closed to new entrants). The value of these benefits is reflected in the “All other compensation” column in the “2018 Summary compensation table.”

The company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

Severance agreements

In addition to retirement payments, the company provides termination-related payments, through severance agreements with individual executives, in the event of involuntary termination without cause and involuntary termination without cause following a change in control. Severance agreements are provided based on competitive market practice and the company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The company believes providing for such income continuity results in greater management stability and less unwanted and disruptive management turnover.

The level of severance benefits reflects the company’s perception of competitive market practice for the NEOs’ positions, based on assessments conducted by the committee’s consultant. Severance pay was established as a multiple of base salary and actual annual incentive compensation. The Compensation Committee did not target specific dollar values. The amounts of potential payouts are outlined in the “Termination scenarios table.”

2019 PROXY STATEMENT	49

Other compensation program features

Stock ownership guidelines Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders.

Linking compensation to stock performance

Stock ownership guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts the value of the NEOs’ personal holdings.

Stock ownership guidelines (value as a multiple of base salary)
Mr. Timken	6x
Mr. Westbrooks	3x
Mr. DiPiero	2x
Mr. Moline	2x
Mr. Bryan	2x

In determining whether the executive has met the ownership targets, the company considers all shares owned by the executive plus deferred shares and restricted stock units still subject to forfeiture, but not shares that are subject to unexercised options or performance shares still subject to forfeiture. As of March 1, 2019, Mr. Timken satisfied his ownership guideline while the other NEOs, with the exception of Mr. Westbrooks, are above 70% of the established guidelines. Each NEO is required to retain shares (net of tax withholding) earned under the company’s long-term incentive plan until the ownership target is achieved.

Anti-pledging and anti-hedging policy

The company prohibits pledging company stock or hedging the economic risk related to such stock ownership.

Clawback provisions

The company maintains specific policies regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the company’s financial statements. These provisions apply to both short- and long-term incentive programs whereby, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of company financial results, the company can clawback all or part of an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement.

Tax accounting rules and regulations

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executive officers) to the extent such compensation exceeds $1 million per executive in any fiscal year. Effective for tax years beginning after December 31, 2017, the exemption for performance-based compensation from the deduction limitation of Section 162(m) has been repealed, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As such certain compensation paid to covered individuals in excess of $1 million may not be deductible.

50	2019 PROXY STATEMENT

The Compensation Committee retains the flexibility to award compensation that is consistent with the company’s objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

2019 PROXY STATEMENT	51

Compensation of executive officers

2018 Summary compensation table

The following table sets forth information concerning compensation for our NEOs for the fiscal years ending December 31, 2018, 2017 and 2016:

Name and principal position	Year	Salary		Stock awards(3)		Option awards(4)		Non-equity incentive plan compensation(5)		Change in pension value and nonqualified deferred compensation earnings(6)		All other compensation(7)		Total
Ward J. “Tim” Timken, Jr. Chairman, CEO and President	2018 2017 2016	$ $ $	886,830 865,200 865,200	$ $ $	1,905,550 1,882,824 1,234,630	$ $ $	1,508,412 1,455,360 988,676	$ $ $	309,870 358,395 207,648	$ $ $	0 1,441,000 1,084,000	$ $ $	125,358 105,126 87,695	$ $ $	4,736,020 6,107,905 4,467,849
Kristopher R. Westbrooks Executive Vice President and Chief Financial Officer(1)	2018		$106,126		$106,116		$45,619		$44,992		$0		$3,076		$305,929
Frank A. DiPiero Executive Vice President, General Counsel and Secretary	2018 2017 2016	$ $ $	380,602 369,517 360,504	$ $ $	351,284 286,344 171,580	$ $ $	145,470 119,808 90,413	$ $ $	138,307 76,533 43,260	$ $ $	0 0 0	$ $ $	47,234 39,134 30,675	$ $ $	1,062,897 891,336 696,432
Thomas D. Moline Executive Vice President, Commercial Operations	2018 2017	$ $	288,743 271,758	$ $	198,840 190,314	$ $	82,806 79,872	$ $	87,438 46,905	$ $	0 157,000	$ $	20,759 20,760	$ $	678,586 766,609
William P. Bryan Executive Vice President, Manufacturing and Supply Chain	2018 2017	$ $	288,743 263,970	$ $	198,840 143,172	$ $	82,806 59,904	$ $	92,483 43,031	$ $	0 154,000	$ $	26,090 20,604	$ $	688,962 684,681
Christopher J. Holding Former Executive Vice President and Chief Financial Officer(2)	2018 2017 2016	$ $ $	282,396 376,688 367,500	$ $ $	472,245 450,468 272,290	$ $ $	195,452 188,928 142,943	$ $ $	80,583 91,021 51,450	$ $ $	0 0 0	$ $ $	1,032,513 40,013 30,014	$ $ $	2,063,189 1,147,118 864,197
(1)

Mr. Westbrooks was appointed Executive Vice President and Chief Financial Officer effective on September 24, 2018. The amount reported as salary for Mr. Westbrooks includes all salary compensation paid in 2018.

(2)	Mr. Holding terminated employment with the company on September 23, 2018. The amount reported as 2018 salary for Mr. Holding includes all salary compensation paid to Mr. Holding in 2018.
(3)

The amounts shown in this column represent, for 2018, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a) restricted stock units granted to Messrs. DiPiero, Moline, Bryan and Holding on February 14, 2018 and Mr. Westbrooks on September 24, 2018 (disregarding in each case estimates for forfeitures) and (b) performance shares (subject to being earned based upon achievement of the established performance objectives) granted to Messrs. Timken, DiPiero, Moline, Bryan and Holding on February 14, 2018, assuming target achievement of the established performance objectives, which was the probable outcome on the grant date. The restricted stock units for Messrs. DiPiero, Moline and Bryan will vest in full on February 14, 2021 and Mr. Westbrooks on September 24, 2021, provided the named executive officer remains continuously employed by the company through those respective dates. As a result of the termination of Mr. Holding’s employment on September 23, 2018, 5,592 of the 18,300 restricted stock units awarded to Mr. Holding were cancelled. The remaining 11,933 restricted stock units will vest on February 14, 2021. The settlement for the restricted stock units granted to the NEOs will be in stock. The performance shares granted in 2018 were awarded to track performance for the 2018-2019 cycle. Should performance equal or exceed the maximum goals for these 2018 performance shares, the grant date fair value for such awards would be as follows: Mr. Timken — $2,858,325; Mr. DiPiero — $188,898; Mr. Moline — $106,877; Mr. Bryan — $106,877 and Mr. Holding — $253,521. Based on assessment of ownership levels at the time of grant, the settlement for the performance shares will be in cash for these NEOs. (Mr. Westbrooks was not granted performance shares in 2018.)

(4)

The amounts shown in this column represent, for each year, the grant date fair value of nonqualified stock options (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year.

52	2019 PROXY STATEMENT

Assumptions used to determine the value of these nonqualified stock options are described in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As a result of the termination of Mr. Holding’s employment on September 23, 2018, 13,100 options granted to Mr. Holding on February 14, 2018 and 6,150 options granted to Mr. Holding on February 15, 2017 were cancelled and all remaining unvested options granted in 2016, 2017 and 2018 were vested.
(5)

The amounts shown in this column for 2018 represent cash payouts earned under the TimkenSteel Corporation Annual Performance Award Plan for Messrs. Timken, Westbrooks, DiPiero, Moline, Bryan and Holding. For additional information, see “Analysis of 2018 compensation — Annual incentive — 2018 Annual performance award decisions” in the Compensation Discussion and Analysis section of this proxy statement.

(6)

The amounts shown in this column for 2018 represent the difference between the amounts shown in the “2018 Pension benefits table” as of December 31, 2018, and those amounts calculated as of December 31, 2017. The amounts were calculated using the same assumptions used in 2017 and included in the footnotes of the “2018 Pension benefits table,” except that the calculations as of December 31, 2018 utilized (a) a discount rate of 4.40% (while a discount rate of 3.76% was used for the calculation as of December 31, 2017); (b) updated mortality statistics consistent with the 2018 mortality projection scale of the Society of Actuaries; and (c) for Mr. Timken only, the form of payment for individual Excess Benefits Agreements was changed from a life annuity to a 50% joint and survivor form of payment. The use of the higher discount rate for Mr. Timken resulted in a decrease in value of $1.6 million, the use of the updated mortality projection scale resulted in a decrease in value of $49,000 and the updated form of payment assumption resulted in an increase of $0.6 million. The actual negative change in pension value for Mr. Timken is $(0.9) million. The actual negative change in pension value for Messrs. Moline and Bryan are $(43,000) and $(23,000), respectively. Messrs. Westbrooks, DiPiero and Holding are not eligible for company-paid pension benefits.

Liabilities were determined assuming no probability of termination, retirement, death or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the NEOs earned above-market earnings in a deferred compensation plan. For additional information, see the discussion below under “Pension benefits.”

(7)	The amounts shown in this column for 2018 are broken down in detail in the following table (a):

Name	Annual company contribution to SIP plan and core DC program(b)	Annual company contribution to post-tax savings benefit(c)	Annual life insurance premium (company paid)	Executive physicals (company required)	Financial planning reimbursement	Home security	Personal use of company’s country club member- ships(d)	Spousal travel(e)	Other(f)	Severance(g)
Ward J. “Tim” Timken Jr.	$24,750	$85,947	$2,937	$1,928	$6,600	$845	$99	$0	$2,252	$0
Kristopher R. Westbrooks	$2,939	$0	$0	$0	$0	$0	$0	$0	$137	$0
Frank A. DiPiero	$22,000	$14,698	$0	$5,107	$2,879	$0	$0	$0	$2,550	$0
Thomas D. Moline	$12,375	$2,954	$0	$1,838	$945	$0	$1,450	$0	$1,197	$0
William P. Bryan	$12,375	$2,780	$0	$4,365	$5,000	$0	$373	$0	$1,197	$0
Christopher J. Holding	$23,375	$13,230	$0	$0	$439	$0	$0	$0	$1,273	$994,196

(a)	The company does not provide tax gross-ups for executive benefits.
(b)

The “SIP plan” refers to the Savings and Investment Pension Plan, which is the company’s qualified defined contribution plan for salaried employees. “Core DC program” refers to the core defined contribution program for salaried employees hired on or after January 1, 2004, as well as for salaried employees whose age plus years of service with The Timken Company (the company’s former parent company) equaled less than 50 as of December 31, 2003. Messrs. Timken, Westbrooks, DiPiero and Holding participate in the core DC program.

(c)

The “Post-tax savings benefit” is the company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(d)

The amounts shown for Messrs. Timken, Moline and Bryan represent compensation attributable to personal use of country club memberships during 2018. Amounts shown for personal use of country club memberships include pro-rated amounts of company-paid annual membership dues attributed to the personal use of country clubs by the NEO. There are no incremental costs to the company for other personal expenses associated with such personal use, as all such costs are borne by the officer.

(e)

None of the NEOs received compensation attributable to spousal travel during 2018. If an NEO had received compensation in the form of spousal travel benefits, amounts shown for spousal travel would have included actual incremental travel expenses.

(f)

The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the company for all salaried employees equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

(g)

The amounts shown include payments made to Mr. Holding as a result of the termination of his employment on September 23, 2018 and in accordance with the Severance Agreement previously entered into between Mr. Holding and the company. Pursuant to this agreement, Mr. Holding received severance pay equal to one-and-one half times base salary and target annual incentive. For additional information, see “Potential payments upon termination or change in control.”

2019 PROXY STATEMENT	53

2018 Grants of plan-based awards table

The following table sets forth information concerning potential awards payable to our NEOs with respect to the short-term and long-term incentive award opportunities granted in 2018:

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards
		Threshold	Target	Maximum	Threshold	Target	Maximum

Ward J. “Tim” Timken, Jr.	02/14/2018 APA(1) 02/14/2018 NQSOs(3) 02/14/2018 Perf RSUs(4)	$0	$1,064,196	$2,128,392	57,500	115,000	172,500		202,200	$16.57	$ $	1,508,412 1,905,550

Kristopher R. Westbrooks	09/24/2018 APA(1) 09/24/2018 RSUs(2) 09/24/2018 NQSO(3)	$0	$74,288	$148,576				7,400	7,040	$14.34	$ $	106,116 45,619

Frank A. DiPiero	02/14/2018 APA(1) 02/14/2018 RSUs(2) 02/14/2018 NQSOs(3) 02/14/2018 Perf RSUs(4)	$0	$228,361	$456,722	3,800	7,600	11,400	13,600	19,500	$16.57	$ $ $	225,352 145,470 125,932

Thomas D. Moline	02/14/2018 APA(1) 02/14/2018 RSUs(2) 02/14/2018 NQSOs(3) 02/14/2018 Perf RSUs(4)	$0	$144,372	$288,743	2,150	4,300	6,450	7,700	11,100	$16.57	$ $ $	127,589 82,806 71,251

William P. Bryan	02/14/2018 APA(1) 02/14/2018 RSUs(2) 02/14/2018 NQSOs(3) 02/14/2018 Perf RSUs(4)	$0	$144,372	$288,743	2,150	4,300	6,450	7,700	11,100	$16.57	$ $ $	127,589 82,806 71,251

Christopher J. Holding	02/14/2018 APA(1) 02/14/2018 RSUs(2) 02/14/2018 NQSOs(3) 02/14/2018 Perf RSUs(4)	$0	$197,677	$395,354	5,100	10,200	15,300	18,300	26,200	$16.57	$ $ $	303,231 195,452 169,014

(1)

“APA” reflects the annual incentive opportunity available to each of the NEOs under the TimkenSteel Corporation Annual Performance Award plan at threshold, target and maximum performance levels for the 2018 performance period.

(2)

“RSUs” refers to restricted stock units granted to each of the NEOs (except Mr. Timken) on the grant date indicated. Restricted stock units reported in this table for Messrs. DiPiero, Moline and Bryan will vest in full on February 14, 2021, and restricted stock units reported in this table for Mr. Westbrooks will vest in full on September 24, 2021, provided the executive maintains continuous employment by the company through that date. As a result of the termination of Mr. Holding’s employment on September 23, 2018, 5,592 of the 18,300 restricted stock units awarded to Mr. Holding were cancelled. The remaining 11,933 restricted stock units will vest on February 14, 2021. For additional information, see “Analysis of 2018 compensation — Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(3)

“NQSOs” refers to the nonqualified stock options granted to each of the NEOs on the grant date indicated. Each grant of NQSOs reported in the table has an exercise price equal to the fair market value (as defined in the plan) on the date of grant, has a ten-year term and will become exercisable over four years in 25% increments on the anniversary of the grant date. As a result of the termination of Mr. Holding’s employment on September 23, 2018, 13,100 options granted to Mr. Holding on February 14, 2018 were cancelled and the remaining 13,100 options were vested. For additional information, see “Analysis of 2018 Compensation — Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(4)

The “Perf RSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance shares granted to the NEOs on February 14, 2018. The performance shares granted in February 2018 were awarded to track performance for the January 1, 2018 through December 31, 2019 performance cycle. The performance shares granted to Mr. Holding on February 14, 2018 were not adjusted as a result of the termination of his employment and will be eligible for a full payout in accordance with achievement against the established performance objectives. For additional information, see “Analysis of 2018 Compensation — Long-term incentives” in the Compensation discussion and analysis section of this proxy statement. For additional information regarding vesting of equity in the event of a change in control or other termination scenarios, see “Potential payments upon termination or change in control.”

(5)

The amounts shown in this column reflect the fair value on the date of grant of RSUs, stock options and performance shares granted in 2018, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of RSUs granted. The fair value of stock options is determined using the Black-Scholes model. The fair value of performance shares is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

54	2019 PROXY STATEMENT

Outstanding equity awards at 2018 year-end table

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2018:

	Option awards(1)						Stock awards(2)
Name	Grant date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($/share)		Option expiration date	Grant date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Ward J. “Tim” Timken, Jr.	02/08/2010 02/08/2011 02/09/2012 02/07/2013 02/13/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018	52,300 53,000 45,100 46,450 46,000 71,250 159,980 47,375 0	0 0 0 0 0 23,750 159,980 142,125 202,200	$ $ $ $ $ $ $ $ $	13.61 29.95 31.06 33.76 34.26 29.00 7.46 17.46 16.57	02/08/2020 02/08/2021 02/09/2022 02/07/2023 02/13/2024 01/29/2025 02/17/2026 02/15/2027 02/14/2028	02/14/2018				57,500	$502,550
Kristopher R. Westbrooks	09/24/2018	0	7,040		$14.34	09/24/2028	09/24/2018	7,400		$64,676
Frank A. DiPiero	08/05/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018	8,700 6,750 14,630 3,900 0	0 2,250 14,630 11,700 19,500	$ $ $ $ $	46.08 29.00 7.46 17.46 16.57	08/05/2024 01/29/2025 02/17/2026 02/15/2027 02/14/2028	02/17/2016 02/15/2017 02/14/2018	14,750 10,500 13,600	$ $ $	128,915 91,770 118,864	3,800	$33,212
Thomas D. Moline	02/08/2011 02/09/2012 02/07/2013 02/13/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018	2,800 2,150 2,250 1,750 4,125 5,875 2,600 0	0 0 0 0 1,375 9,750 7,800 11,100	$ $ $ $ $ $ $ $	29.95 31.06 33.76 34.26 29.00 7.46 17.46 16.57	02/08/2021 02/09/2022 02/07/2023 02/13/2024 01/29/2025 02/17/2026 02/15/2027 02/14/2028	02/17/2016 02/15/2017 02/14/2018	10,000 7,000 7,700	$ $ $	87,400 61,180 67,298	2,150	$18,791
William P. Bryan	02/08/2011 02/09/2012 02/07/2013 02/13/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018	1,300 1,800 1,800 1,600 4,125 4,880 1,950 0	0 0 0 0 1,375 7,380 5,850 11,100	$ $ $ $ $ $ $ $	29.95 31.06 33.76 34.26 29.00 7.46 17.46 16.57	02/08/2021 02/09/2022 02/07/2023 02/13/2024 01/29/2025 02/17/2026 02/15/2027 02/14/2028	02/17/2016 02/15/2017 02/14/2018	7,500 5,300 7,700	$ $ $	65,550 46,322 67,298	2,150	$18,791
Christopher J. Holding	02/08/2010 02/08/2011 02/09/2012 02/07/2013 02/13/2014 01/29/2015 02/17/2016 02/15/2017 02/14/2018	2,250 2,800 2,000 1,800 5,600 14,600 46,260 18,450 13,100	0 0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $	13.61 29.95 31.06 33.76 34.26 29.00 7.46 17.46 16.57	02/08/2020 02/08/2021 09/23/2021 09/23/2021 09/23/2021 09/23/2021 09/23/2021 09/23/2021 09/23/2021	02/17/2016 02/15/2017 02/14/2018	22,069 15,588 11,933	$ $ $	192,883 136,239 104,294	5,100	$44,574

(1)	All option awards reported in this table are nonqualified stock options that vest ratably 25% per year over the four-year period from the date of grant.
(2)

Stock awards reported in this table for each NEO include performance shares and cliff-vested restricted stock units. Performance shares (reported under the Equity incentive plan awards column) were granted on February 14, 2018, and vest on December 31, 2019, contingent upon the achievement of the established performance objectives. The number of shares reflected for the performance shares granted on February 14, 2018 includes the amounts to be paid to each respective NEO assuming threshold performance is achieved under the established performance objectives. The settlement for the performance shares will be in cash for each NEO. Cliff-vested restricted stock units were granted to Messrs. DiPiero, Moline, Bryan and Holding on February 17, 2016, February 15, 2017 and February 14, 2018; and to Mr. Westbrooks on September 24, 2018. Each of these grants of RSUs vests on the third anniversary of grant date. The market value of all shares shown in these columns was determined based upon the closing price of our common shares on December 31, 2018, the last trading day of the year, which was $8.74.

(3)

As a result of the termination of Mr. Holding’s employment on September 23, 2018, 13,100 options granted to Mr. Holding on February 14, 2018 and 6,150 options granted to Mr. Holding on February 15, 2017 were cancelled and the remaining 52,180 unvested options granted in 2015, 2016, 2017 and 2018 were immediately vested. All outstanding options remain exercisable for three years following Mr. Holding’s termination. Also as a result of the termination of Mr. Holding’s employment, 5,592 of the 18,300 restricted stock units awarded to Mr. Holding in 2018 were cancelled, and 1,431, 1,012 and 775 of the restricted stock units awarded in 2018, 2017 and 2016, respectively, were withheld to satisfy tax withholding requirements as the awards are no longer subject to a substantial risk of forfeiture.

2019 PROXY STATEMENT	55

2018 Option exercises and stock vested table

The following table sets forth information with respect to the exercise of stock options by and vesting of stock-based awards for our NEOs during 2018.

	Option awards(1)		Stock awards(2)
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting

Ward J. “Tim” Timken, Jr.	0	0	0	$0

Kristopher R. Westbrooks	0	0	0	$0

Frank A. DiPiero	0	0	2,500	$40,925

Thomas D. Moline	0	0	1,500	$24,555

William P. Bryan	0	0	1,500	$24,555

Christopher J. Holding	0	0	4,100	$67,117

(1)	There were no exercises of stock options by any of our NEOs during 2018.
(2)

The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of TimkenSteel common shares on the vesting date. For purposes of this calculation the fair market value of restricted stock units which vest is equal to the closing price of our common shares on the vesting date. The value shown in the table does not include performance shares granted for the 2016-2018 or the 2017-2018 cycles as performance results for both cycles fell below threshold requirements. Accordingly, all performance shares granted for the 2016-2018 and 2017-2018 performance cycles were cancelled without a payout.

56	2019 PROXY STATEMENT

Pension benefits

Qualified Plan

In connection with the spinoff of TimkenSteel from The Timken Company on June 30, 2014, TimkenSteel adopted a tax-qualified defined benefit retirement plan (the “Qualified Plan”) which is substantially similar to the defined benefit retirement plan maintained by The Timken Company prior to spinoff. Years of service with The Timken Company prior to spinoff count toward years of service under the Qualified Plan.

Pursuant to the Qualified Plan, salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements:

•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

Benefits for service after December 31, 1991, are reduced for early commencement at a rate of 3% per year before the age of 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4% per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Benefits for a NEO who dies while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by his spouse), elected the 50% joint and survivor form of payment and died the next day. If the NEO has at least 15 years of service at the time of his death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

Supplemental Pension Plan

In connection with the spinoff, the company also adopted the Supplemental Pension Plan of TimkenSteel Corporation (effective June 30, 2014), or the TimkenSteel SERP, which is substantially similar to the supplemental pension plan maintained by The Timken Company prior to the spinoff. Supplemental retirement income benefits under the TimkenSteel SERP are calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the company and the aggregate earnings opportunity provided by any company contributions under the core defined contribution program, the TimkenSteel Corporation Savings & Investment Pension Plan and the post-tax savings benefit. The supplemental benefit will vest after five years of service as an officer of the company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of company service is available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

For both the Qualified Plan and the TimkenSteel SERP, only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service will be credited.

2019 PROXY STATEMENT	57

2018 Pension benefits table

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2018:

Name	Plan name	Number of years of credited service	Present value of accumulated benefit(1)
Ward J. “Tim” Timken, Jr.(2)	Supplemental Plan	26.6	$8,469,000
	Qualified Plan	11.6	$ 292,000
Kristopher R. Westbrooks(3)	Supplemental Plan	N/A	$ 0
	Qualified Plan	N/A	$ 0
Frank A. DiPiero(3)	Supplemental Plan	N/A	$ 0
	Qualified Plan	N/A	$ 0
Thomas D. Moline	Supplemental Plan	34.5	$ 224,000
	Qualified Plan	34.5	$ 814,000
William P. Bryan	Supplemental Plan	41.5	$ 247,000
	Qualified Plan	41.5	$ 920,000
Christopher J. Holding(3)	Supplemental Plan	N/A	$ 0
	Qualified Plan	N/A	$ 0

(1)

For Mr. Timken, the “Present Value of Accumulated Benefit” is the present value, as of December 31, 2018, of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 4.40% discount rate and updated mortality statistics consistent with the 2018 Society of Actuaries revised mortality projection scale. Benefits were determined assuming no probability of termination, retirement, death or disability before age 62. The same assumptions were used to determine the present value of the accumulated benefit for Messrs. Moline and Bryan. For 2018, the Internal Revenue Code pay limit was $275,000 and the maximum benefit was $220,000.

(2)

Because Mr. Timken did not have a combination of age and service that equaled or exceeded 50 as of December 31, 2003, he does not accumulate any service under the Qualified Plan after December 31, 2003.

(3)	Because Messrs. Westbrooks, DiPiero and Holding were hired after January 1, 2004, they do not accumulate any service under either the Supplemental (SERP) or Qualified Plan.

58	2019 PROXY STATEMENT

2018 Nonqualified deferred compensation table

The table below sets forth information regarding contributions, earnings and withdrawals during 2018 and the account balances as of December 31, 2018, for the NEOs under the TimkenSteel Corporation Deferred Compensation Plan:

Name	Executive contributions in 2018(1)	Company contributions in 2018(1)	Aggregate earnings in 2018(2)	Aggregate withdrawals/ distributions in 2018	Aggregate balance at December 31, 2018(3)

Ward J. “Tim” Timken, Jr.	$50,214	$85,947	$136,109	$0	$2,485,128

Kristopher R. Westbrooks	$0	$0	$0	$0	$0

Frank A. DiPiero	$0	$0	$205	$15,291	$0

Thomas D. Moline	$0	$0	$0	$0	$0

William P. Bryan	$0	$0	$0	$0	$0

Christopher J. Holding	$106,365	$13,230	$23,400	$0	$459,495

(1)	Amounts shown as executive contributions or company contributions in 2018 were reported in the 2018 Summary compensation table.
(2)

This amount includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore, these amounts were not included in the 2018 Summary compensation table.

(3)

Amounts included in the aggregate balances that previously were reported as compensation in the Summary compensation table for previous years (or would have been had the recipient been identified as a NEO for such years) are as follows: Mr. Timken — $1,640,448 and Mr. Holding — $265,401.

2019 PROXY STATEMENT	59

Potential payments upon termination or change in control

The company has entered into severance agreements with each of its NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the TimkenSteel Amended and Restated 2014 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability; and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2018 termination date.

Change in control

Under the Severance Agreements with our NEOs, when certain events occur, such as a reduction in responsibilities or termination of employment without cause, following a change in control of the company (as defined in the Severance Agreements), the NEO is entitled to receive a cash severance payment in an amount equal to a multiple of three times the sum of his annual base salary and the greater of: (1) his target annual amount of incentive compensation for the year in which he terminates employment; or (2) his target annual amount of incentive compensation for the year in which the change in control occurs. The form of Severance Agreement does not contain an excise tax gross-up provision. Rather, the agreements provide that the NEO can choose the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

In addition, the NEO would receive a lump sum amount representing the SERP benefit. The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the NEO continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. This lump sum is determined based on mortality tables and interest rates promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code, and would be reduced by the lump sum equivalent of the benefit payable from the Qualified Plan.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the company is not continued and the value of the equity award is not replaced with an equivalent equity instrument of the surviving entity or (b) the NEOs’ employment is involuntarily terminated or voluntarily terminated with good cause (as defined in the agreement), then in those circumstances any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for three years and career outplacement services.

Voluntary termination

In the case of a voluntary termination of employment by a NEO, the NEO is not entitled to receive, and the company will not make any cash severance, retirement benefits or other perquisite payments, and unvested equity-based grants will not vest.

60	2019 PROXY STATEMENT

Involuntary termination with cause

The company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when a NEO is terminated by the company with cause. As used in the Severance Agreements, termination with “cause” means the commission of an intentional act of fraud, embezzlement or theft in connection with the NEOs’ duties with the company; an intentional wrongful disclosure of secret processes or confidential information of the company or a company subsidiary; or an intentional wrongful engagement in any competitive activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the company.

If the company terminates the NEO’s employment for cause, any benefit payable from a qualified plan will be forfeited.

Involuntary termination without cause

In the case of an involuntary termination without cause, each NEO is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target), except that the Chairman, CEO and President is entitled to severance of 2 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the company.

Retirement

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the “2018 Pension benefits table” (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of performance shares and continued normal vesting of other unvested equity awards as if the officer had remained in the continuous employ of the company for the remainder of the vesting period.

Death or permanent disability

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the company or, in the absence of a disability plan or program of the company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except performance shares, which are prorated and then vest at the end of the performance period. In the case of disability, the NEO has up to five years to exercise stock options. In the case of the NEO’s death, his beneficiary will have one year following his death to exercise stock options.

As a result of the spinoff, the company assumed the obligations of The Timken Company under a Death Benefit Agreement with Mr. Timken. In the event of the Mr. Timken’s death while continuously employed, a cash payment of $600,000 will be made to his beneficiary(ies).

2019 PROXY STATEMENT	61

Termination scenarios for NEOs

Mr. Timken
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$3,921,086	$5,881,630
Equity(2)	$0	$0		$707,324	$1,209,874	$1,209,874
Retirement benefits(3)	$0	$0		$0	$0	$539,000
Other benefits(4)	$0	$0		$600,000	$50,000	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$1,307,324	$5,180,960	$7,695,504
Mr. Westbrooks
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$999,218	$1,998,435
Equity(2)	$0	$0		$64,676	$37,731	$64,676
Retirement benefits(3)	$0	$0		$0	$0	$94,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$64,676	$1,079,449	$2,222,111
Mr. DiPiero
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$917,902	$1,835,803
Equity(2)	$0	$0		$391,487	$401,591	$424,699
Retirement benefits(3)	$0	$0		$0	$0	$111,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$391,487	$1,361,993	$2,436,502
Mr. Moline
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$652,840	$1,305,680
Equity(2)	$0	$0		$247,149	$252,856	$265,940
Retirement benefits(3)	$0	$0	$183,000	$0	$0	$241,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$183,000	$247,149	$948,196	$1,877,620
Mr. Bryan
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$652,840	$1,305,680
Equity(2)	$0	$0		$207,407	$213,115	$226,198
Retirement benefits(3)	$0	$0	$105,000	$0	$0	$0
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Excise tax gross-up(5)						$0
Total	$0	$0	$105,000	$207,407	$908,455	$1,596,878
Mr. Holding
	Voluntary resignation	Termination with cause	Retirement(6)	Death and disability	Termination without cause(7)	Change in control
Cash severance(1)	$0	$0	$0	$0	$994,196	$0
Equity(2)	$0	$0	$0	$0	$581,777	$0
Retirement benefits(3)	$0	$0	$0	$0	$0	$0
Other benefits(4)	$0	$0	$0	$0	$42,500	$0
Excise tax gross-up(5)						$0
Total	$0	$0	$0	$0	$1,618,473	$0

62	2019 PROXY STATEMENT

(1)	“Cash Severance” refers to amounts payable to each NEO under the Severance Agreements.
(2)

“Equity” includes the value of restricted shares, performance shares and stock option grants which the NEO will be entitled to receive under the termination scenarios described in the table. As discussed above, equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by an involuntary termination of employment or a termination of employment for good cause, or at the time of death or permanent disability. In the case of an involuntary termination without cause, equity-based grants will continue to vest through the period of time represented by the cash severance multiple. For purposes of calculating the value of equity reflected in this table, all full-share awards are valued at the closing price of our common shares on December 31, 2018, which was $8.74. As of December 31, 2018, all outstanding stock options, with the exception of the February 17, 2016 grant, were below the exercise price, resulting in minimal value in the table. Our equity grant agreements include a double-trigger vesting requirement for awards in the event of a change in control.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of a change in control.
(4)

“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $15,000 per year, plus outplacement services with an estimated value of $20,000. Additionally, for Mr. Timken, the amount shown under “Death and Disability” represents the value of the death benefit payable pursuant to the terms of a Death Benefit Agreement originally entered into between Mr. Timken and The Timken Company and assumed by the company at the time of the spinoff.

(5)	“Excise Tax Gross-Up” will not be triggered for any of the NEOs, as each of them has entered into an agreement that excludes the payment of tax gross-up amounts.
(6)	Values are shown under the retirement scenario only for those NEOs who were eligible for normal retirement or early retirement as of December 31, 2018.
(7)

Values reflected under “equity” for Mr. Holding includes the value as of December 31, 2018 of 46,260 nonqualified stock options granted on February 17, 2016, which were above the grant price of $7.46; 22,069, 15,588, and 11,933 restricted stock units that will vest on February 17, 2019, February 15, 2020 and February 14, 2021, respectively, and are no longer subject to any risk of forfeiture; and 10,200 performance shares which will vest on December 31, 2019 subject to satisfaction of the performance objectives established in February 2018. All other stock options held by Mr. Holding were underwater and had no value as of December 31, 2018. The cash severance and other benefits amounts reflect the amounts paid to Mr. Holding as a result of the termination of his employment on September 23, 2018 in accordance with the terms of the Severance Agreement previously entered into between Mr. Holding and the company.

2019 PROXY STATEMENT	63

CEO pay ratio

For 2018, the ratio of the annual total compensation of Mr. Timken (“CEO Compensation”) to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Timken) as described below (“Median Annual Compensation”) was approximately 48 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”). For 2018, we elected to use the same Median Employee that we identified in 2017 as there have been no changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.

For purposes of calculating the CEO pay ratio, the CEO Compensation for 2018 was determined to be $4,750,252, which amount matches Mr. Timken’s total compensation as reflected in the 2018 Summary compensation table plus company-paid health care benefit costs of $14,232. With respect to the Median Employee, the Median Annual Compensation was calculated using the same methodology the company uses to calculate compensation for the named executive officers as set forth in the 2018 Summary compensation table included in this proxy statement, and then adjusted to add the value of company-paid health care benefit costs. The Median Annual Compensation for 2018 was determined to be $97,955.

In terms of our selection of the Median Employee last year, on December 31, 2017, the company employed a total of 2,829 employees (including 2,789 employees based in the United States). The company determined the Median Employee as of December 31, 2017 by identifying total cash compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for 2,788 employees who were employed by the company on that date. This group of employees included all full- and part-time employees but excluded Mr. Timken and 40 non-U.S. employees (consisting of 22 employees in Mexico, 14 employees in China, 2 employees in the United Kingdom and 2 employees in Poland). This group of employees did not include any independent contractors or “leased” workers and did not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including base salary, bonus payments, equity compensation and any imputed income.

64	2019 PROXY STATEMENT

Annual meeting information

Questions and answers

What is the purpose of this proxy statement?

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 20, 2019, in connection with the company’s solicitation of proxies for the 2019 annual meeting of shareholders to be held on May 7, 2019, at 10 a.m. local time at the corporate offices of the company (1835 Dueber Ave. S.W., Canton, Ohio 44706), and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the notice accompanying this proxy statement.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. On the proxy card, you will find the names of the persons designated by the company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of TimkenSteel Corporation common stock at the close of business on March 1, 2019 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 44,764,545 of our common shares outstanding.

How do I vote?

Registered Holders. If your shares are registered in your name, you may vote in person at the meeting or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6 a.m. EDT on May 7, 2019.

Over the internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6 a.m. EDT on May 7, 2019.

By mail. After reading the proxy materials, you may vote your shares by marking, signing, dating and returning your proxy card to the company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6 a.m. EDT on May 7, 2019, in order for your vote to be recorded.

The internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

2019 PROXY STATEMENT	65

Whether you choose to vote in person, by telephone, over the internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for director. You also can specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor and the approval, on an advisory basis, of the compensation of the company’s named executive officers.

Shares represented by properly-executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you provide a properly-executed proxy card or properly-submitted online or telephone instructions but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business as may be properly brought before the 2019 annual meeting of shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

	Proposal	Board recommendation

1.	Election of the Board’s four nominees as directors	For
2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2019	For
3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers	For

401(k) Plan participants. If you participate in a 401(k) plan sponsored by the company, including the TimkenSteel Corporation Savings and Investment Pension Plan, the TimkenSteel Corporation Voluntary Investment Pension Plan, the TimkenSteel Corporation Savings Plan for Certain Bargaining Employees, or the TimkenSteel Corporation Bargaining Savings and Investment Pension Plan, any shares held for your account in the TimkenSteel Stock Fund of the plan will be voted by the trustee for the plan, Empower Retirement, according to confidential voting instructions provided by you. You may give your voting instructions to the plan trustee in any ONE of the three ways set forth above; however, your instructions must be received no later than 6 a.m. EDT on May 3, 2019. If you do not provide timely voting instructions, your shares will be voted by the plan trustee in the same proportion as it votes plan shares for which it did receive timely instructions.

Beneficial owners/nominee shares. If your shares are held by a broker, bank, or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the company’s independent auditor (proposal 2 in this proxy statement). All other matters identified above (proposals 1 and 3 in this proxy statement) are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

In-person voting. Registered shareholders and beneficial owners of shares held in street name also may vote in person at the annual meeting. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, written ballots will be available for any shareholder who wishes to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a legal proxy from the institution that holds their shares as record owner.

66	2019 PROXY STATEMENT

May I change my vote?

You may change your vote after you submit your proxy by:

•	sending a written notice addressed to the secretary of the company and received prior to the close of business on May 6, 2019, stating that you want to revoke your proxy;

•	submitting another completed proxy card to the secretary of the company that is received prior to the close of business on May 6, 2019, that has a later date than the previously submitted proxy card;

•	entering later-dated telephone or internet voting instructions prior to 6 a.m. EDT on May 7, 2019, which will automatically revoke the earlier proxy; or

•	attending the annual meeting and voting in person. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

Who counts the votes?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. A representative of CES will serve as the inspector of election for the 2019 annual meeting of shareholders.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50% of the voting power of the company in respect of any one of the purposes for which the meeting is called are present in person or by proxy. If you vote – including by internet, telephone, or proxy card – your shares will be counted toward the quorum for the annual meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes also are treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the annual meeting?

If a quorum is present at the annual meeting, the four nominees for election as directors will be elected if they receive a plurality of the votes cast. If you vote, your shares will be voted for election of all of the Board’s director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee.

The affirmative vote of a majority of the votes cast on the proposal is required for proposal 2, ratification of the selection of Ernst & Young LLP as the company’s independent auditor. In determining whether this proposal has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder vote on proposal 3, approval of the compensation of the company’s named executive officers, is advisory in nature and therefore not binding on the company. Although this is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. Abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

2019 PROXY STATEMENT	67

How will voting on any other business be conducted?

The company does not know of any business or proposals to be considered at the annual meeting other than the items described in this proxy statement. If any other business is properly brought before the meeting, the properly submitted proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the company, and the company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $17,500, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, electronic mail or other electronic means.

When are shareholder proposals due for the next annual meeting?

We must receive by November 21, 2019, any proposal of our shareholders intended to be presented at the 2020 annual meeting of shareholders and to be included in our proxy materials related to the 2020 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted by certified mail, return receipt requested.

A shareholder submitting a proposal outside the processes of Rule 14a-8 in connection with the 2020 annual meeting of shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the 2020 annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2019 annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2020 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2020 annual meeting of shareholders is first made. Our proxy related to the 2020 annual meeting of shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 7, 2020.

How can a shareholder or other interested party communicate with the Board of Directors?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any director, in writing c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the TimkenSteel HelpLine at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

68	2019 PROXY STATEMENT

General information

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. TimkenSteel has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2018, promptly upon your request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

Unless you specify otherwise in your voting instructions, the proxy holders will vote for each of the nominees named in proposal 1, and for proposals 2 and 3.

2019 PROXY STATEMENT	69

Appendix

Non-GAAP financial measures

This proxy statement includes references to Adjusted EBITDA, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting Adjusted EBITDA is useful to investors as this measure is representative of the Company’s performance and provides improved comparability of results.

Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel’s results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way. See the following table for a definition of the non-GAAP financial measure referred to above and a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure.

2019 PROXY STATEMENT	A-1

Yearly Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(1), Adjusted EBIT(3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2) and Adjusted EBITDA(4) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company’s performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the Company’s performance, and provide improved comparability of results. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	December 31,
(Unaudited)	2016	2017	2018
Net loss	$(105.5)	$(43.8)	$(31.7)
Provision for income taxes	(36.5)	1.5	1.8
Interest expense	11.4	14.8	17.1
Earnings (Loss) Before Interest and Taxes (EBIT)(1)	$(130.6)	$(27.5)	$(12.8)
EBIT Margin(1)	-15.0%	-2.1%	-0.8%
Depreciation and amortization	74.9	74.9	73.0
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(2)	$(55.7)	$47.4	$60.2
EBITDA Margin(2)	-6.4%	3.6%	3.7%
Executive severance	—	—	(1.7)
Loss from remeasurement of benefit plans	(79.7)	(21.8)	(43.5)
Adjusted EBIT(3)	$(50.9)	$(5.7)	$32.4
Adjusted EBIT Margin(3)	-5.9%	-0.4%	2.0%
Adjusted EBITDA(4)	$24.0	$69.2	$105.4
Adjusted EBITDA Margin(4)	2.8%	5.2%	6.5%

Dollars in millions

(1)	EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2)	EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3)

Adjusted EBIT is defined as EBIT excluding (a) for 2018, 2017, and 2016 the loss from remeasurement of benefit plans and (b) for 2018, executive severance. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(4)

Adjusted EBITDA is defined as EBITDA excluding (a) for 2018, 2017, and 2016 the loss from remeasurement of benefit plans and (b) for 2018, executive severance. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

A-2	2019 PROXY STATEMENT

TimkenSteel® is a registered trademark. © 2019 TimkenSteel Corporation. Printed in U.S.A.

VOTE BY TELEPHONE
c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings or stock plans sponsored by TimkenSteel Corporation, your vote must be received by 6:00 a.m. EDT on May 3, 2019 and, if you are a registered shareholder, your vote must be received by 6:00 a.m. EDT on May 7, 2019.

Proxy must be signed and dated below.

  Please fold and detach card at perforation before mailing.

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Frank A. DiPiero, Kristopher R. Westbrooks and Kristine C. Syrvalin, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of TimkenSteel Corporation to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 7, 2019, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan and to the recordkeeper of each employee stock plan sponsored by TimkenSteel Corporation, its subsidiaries or affiliates, with respect to TimkenSteel common shares held by the undersigned under any such plan. If you are a participant in any of the plans, your voting instructions must be received by 6:00 a.m. on May 3, 2019 to be counted in the final tabulation. The trustee for each employee savings plan sponsored by TimkenSteel Corporation will vote all uninstructed plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2019 at 10:00 a.m. Corporate Auditorium (C1G) TimkenSteel Corporation 1835 Dueber Avenue, S.W. Canton, OH 44706-2798 Telephone: (330)-471-7000

Parking: Shareholders attending the meeting may park in the designated visitor lots.

Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, please refer to the investor page on our website at

http://investors.timkensteel.com.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR all nominees listed in proposal 1 and FOR proposals 2 and 3.

1.	Election of the following Directors to serve a three-year term expiring at the 2022 Annual Meeting:

Nominees: 1. Diane C. Creel	2. Donald T. Misheff	3. Ronald A. Rice	4. Marvin A. Riley

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write the nominee’s name or number on the line below.

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2019.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

TIMKENSTEEL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2019

Notice of Annual Meeting of Shareholders

WHEN AND WHERE IS THE SHAREHOLDER MEETING?

The 2019 Annual Meeting of Shareholders of TimkenSteel Corporation will be held on Tuesday, May 7, 2019, at 10:00 a.m. EDT, at the Corporate Auditorium of TimkenSteel Corporation at 1835 Dueber Avenue, S.W., Canton, Ohio.

For admission to the Annual Meeting, please bring this notice or a letter from your broker if your shares are held in street name. Directions to the Annual Meeting may be found on the investor page of our website at http://investors.timkensteel.com.

WHAT IS BEING VOTED ON AT THE SHAREHOLDER MEETING?

1.	Election of the following directors to serve a three-year term expiring at the 2022 Annual Meeting: Diane C. Creel, Donald T. Misheff, Ronald A. Rice and Marvin A. Riley.

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2019.

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

The Board of Directors recommends that shareholders vote FOR all nominees listed in proposal 1 and FOR proposals 2 and 3.

HOW CAN I GET A COMPLETE SET OF PROXY MATERIALS?

This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy materials by following the instructions below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following documents can be viewed at: www.ViewMaterial.com/TMST

•	2018 Annual Report and Form 10-K

•	2019 Proxy Statement

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 23, 2019 to facilitate timely delivery.

You may request a paper or email copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1.	Call the toll-free telephone number 1-800-516-1564 and follow the instructions provided, or

2.	Access the website, www.SendMaterial.com and follow the instructions provided, or

3.

Send us an e-mail at papercopy@SendMaterial.com with your control number in the subject line. Unless you instruct us otherwise, we will reply to your email with a copy of the proxy materials in PDF format for this meeting only.

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To vote your TimkenSteel Corporation shares, you can attend the Annual Meeting of Shareholders and vote in person or you can:

1.  Go to www.ViewMaterial.com/TMST

2.  Click on the icon to vote your shares.

3.  Enter the 11-digit Control Number (located by the  arrow in the box above).

4.  Follow the instructions to record your vote.